As filed with the Securities and Exchange Commission on January 14, 2009

Registration No. 333-142419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1 TO THE
REGISTRATION STATEMENT ON FORM SB-2
UNDER THE SECURITIES ACT OF 1933

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

6799
(Primary Standard Industrial Classification Code Number)

56-2146925
(I.R.S. Employer Identification No.)

6 Youpeng Road
Qufu, Shandong, China
(86) 537-442999
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ms. Dongdong Lin
Chief Executive Officer
Sunwin International Neutraceuticals, Inc.
6 Youpeng Road
Qufu, Shandong, China
(86) 537-442999

with a copy to:
James M. Schneider, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W.
Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595
telecopier (561) 362-9612
(Name, address, including zip code, and telephone number,
Including area code, of agent for service

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed to include updated financial, business and other information for Sunwin International Neutraceuticals, Inc. and to update the section entitled “Selling Security Holders” beginning on page 4 of the prospectus which is a part of this registration statement to reflect earlier sales or dispositions made by the named Selling Security Holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2009

PROSPECTUS

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

10,196,590 shares of Common Stock

This prospectus relates to periodic offers and sales of 10,196,590 shares of our common stock by the selling security holders which includes:

–	500,000 shares of our common stock which are presently outstanding, and

–	9,696,590 shares of our common stock which are issuable upon the exercise of common stock purchase warrants with an exercise price of $.65 per share.

At December 31, 2008 we had outstanding 106,182,416 shares of our common stock, of which 86,926,454 shares are held by non-affiliates. The number of shares of our common stock covered by this prospectus, including upon exercise of the common stock underlying the warrants, equals approximately10.6% of the shares held by non-affiliates on a fully diluted basis. We will not receive any proceeds from the sale of the shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 61 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SUWN”. On January 8, 2009 the last reported sale price for our common stock was $0.36 per share.

____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 53 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this Prospectus is _______________ 2009

The original date of this Prospectus is June 5, 2007.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

When used in this prospectus, the terms:

–	“Sunwin,” “we,” and “us” refers to Sunwin International Neutraceuticals, Inc., a Nevada corporation, and our subsidiaries,

–	“Sunwin Tech” refers to our subsidiary Sunwin Tech Group, Inc., a Florida corporation,

–	“Qufu” refers to our subsidiary Qufu Natural Green Engineering Co., Ltd., a Chinese limited liability company,

–	“Shengya Veterinary Medicine” refers to Qufu’s subsidiary Shengya Veterinary Medicine Co., Ltd., a Chinese limited liability company formerly known as Shangong Qufu Veterinary Medicine Plant,

–	“Shengyuan Herb Extraction” refers to Qufu’s subsidiary Shengyuan Herb Extraction Co., Ltd., a Chinese limited liability company,

–	“Qufu Chinese Medicine” refers to Qufu’s subsidiary Qufu Chinese Medicine Factory, a Chinese limited liability company,

–	“Sunwin Stevia International” refers to our subsidiary Sunwin Stevia International Corp., a Florida corporation,

–	“Sunwin Canada” refers to our subsidiary Sunwin (Canada) Pharmaceutical Ltd., a Canadian corporation, and

–	“Qufu Shengwang” refers to Qufu Shengwang Stevia Biology and Science Co., Ltd., a Chinese limited liability company and a 60% owned subsidiary of Qufu.

We also use the following terms when referring to certain related parties:

–

“Shengwang Pharmaceutical” refers to Shandong Shengwang Pharmaceutical Co., Ltd., a Chinese limited liability company controlled by Mr. Laiwang Zhang, our President, Chairman and a principal shareholder of our company,

–	“Shengwang Group” refers to Shandong Shengwang Group Co., Ltd., a Chinese limited liability company controlled by Mr. Zhang.

The information which appears on our web sites at www.sunwin.biz and www.onlysweet.com is not part of this prospectus.

PROSPECTUS SUMMARY

The Company

We manufacture neutraceutical products in the People’s Republic of China (“China” or “PRC”). Our operations are organized into three main product groups which include:

•

Stevioside, a 100% natural sweetener which we extract from the leaves of the Stevia rebaudiana plant. We are one of the leading manufacturers of Stevioside in the PRC. We sell this product on a wholesale basis to domestic food manufacturers and larger foreign trade companies which export the product to Japan, Korea and Southeast Asia,

•

a comprehensive group of veterinary medicines including both Traditional Chinese medicine and Western medicine, feed additives, feeds and disinfectants. These products are sold domestically on both a wholesale and retail basis to livestock and poultry farmers, retail veterinary product outlets and large scale cultivating business. We are one of the top 50 companies in this product category in the PRC, and

•	traditional Chinese medicine formula extracts which we sell on a wholesale basis to domestic traditional Chinese medicine manufacturers and large animal pharmaceutical companies.

We were incorporated in Nevada in August 1987. Our executive offices are located at 6 Youpeng Road, Qufu, Shandong, China, and our telephone number is (86) 537-442999.

About the Offering

This prospectus covers the resale of a total of 10,196,590 shares of our common stock by selling security holders. Of those shares covered by this prospectus, 500,000 shares have been issued and are currently outstanding and the remaining 9,696,590 shares are issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.65 per share. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

Outstanding Prior to This Offering:	106,182,416 shares of common stock and no shares of preferred stock as of December 31, 2008.

Common Stock Reserved:	9,696,590 shares issuable upon exercise of outstanding warrants with an exercise price of $0.65 per share, the resale of which is covered by this prospectus.

Outstanding After This Offering:	115,879,006 shares of common stock and no shares of preferred stock, assuming the exercise of all outstanding warrants.

SELECTED FINANCIAL DATA

The following summary of our financial information for the fiscal years ended April 30, 2008 and 2007 and the six months ended October 31, 2008 and 2007 has been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Income Statement:

	Six Months Ended October 31,		Fiscal Year Ended April 30,
	2008	2007	2008	2007

	(unaudited)		(restated)
Net revenues	$12,787,784	$9,901,426	$22,932,222	$15,243,568
Gross profit	3,157,773	2,806,755	6,085,543	3,723,245
Total operating expenses	2,296,821	2,352,085	6,068,100	4,402,823

Income (loss) from operations	860,952	454,670	17,443	(679,578)
Total other income	24,501	32,841	86,818	101,035

Income before minority interest	$885,453	$487,511	—	—
Net income(loss)	$715,465	$487,511	$2,579	$(578,543)
Comprehensive income (loss)	$1,210,762	$1,206,831	$2,408,977	$(19,807)

Balance Sheet Data:

	October 31, 2008	April 30, 2008

	(unaudited)	(restated)
Working Capital	$17,873,940	$12,450,800
Cash	$6,782,197	$6,811,136
Total Current Assets	$22,277,731	$15,946,594
Total Assets	$41,846,940	$30,097,887
Total Current Assets	$4,403,792	$3,495,794
Total Liabilities’	$4,561,009	$3,650,001
Total Stockholders’ Equity	$34,550,562	$26,447,886

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

RISKS RELATED TO OUR COMPANY

WE ARE HIGHLY DEPENDENT ON OUR PRESIDENT, AS WELL AS HIS AFFILIATED COMPANIES, SHENGWANG PHARMACEUTICAL AND SHENGWANG GROUP.

We are dependent upon the services of Mr. Laiwang Zhang, our President, and his affiliated companies Shengwang Pharmaceutical and Shengwang Group, for the continued growth and operation of our company because of his experience in the industry and his personal and business contacts in China. We do not have an employment agreement with Mr. Zhang and we do not anticipate entering into an employment agreement in the foreseeable future. We also do business with several companies which are affiliated with Mr. Zhang as described later in this prospectus under “Certain Relationships and Related Party Transactions.” We are dependent upon those relationships to provide us with certain services which we cannot readily obtain on our own without additional expense. We do not have written agreements with any of these related parties.

Although we have no reason to believe that Mr. Zhang or his affiliated companies would discontinue their services with us, the interruption or loss of these services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

WE ENGAGE IN A NUMBER OF RELATED PARTY TRANSACTIONS WHICH MAY NOT ALWAYS BE ON TERMS AS FAVORABLE AS WE COULD RECEIVE FROM NON-AFFILIATED THIRD PARTIES. THE MANAGEMENT FEE WHICH WE PAY A RELATED PARTY IS SUBJECT TO INCREASE FROM YEAR TO YEAR. THE AMOUNT WE PAY MAY NOT BE AS ADVANTAGEOUS TO US AS TERMS WE COULD NEGOTIATE WITH AN UNRELATED PARTY.

As described elsewhere herein, we historically have engaged in a number of transactions with affiliated entities and we anticipate that we will continue to engage in such transactions in future periods. In addition, we pay Shengwang Pharmaceutical, a related party, an annual management fee which includes costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. We do not have a contract with Shengwang Pharmaceutical and the amount of annual management fee is subject to increase at Mr. Zhang’s discretion. The management fee paid increased to $316,454 in fiscal 2008 from $199,166 in fiscal 2007 and the management fee for the six months ended October 31, 2008 was $264,365. While we believe that the terms and costs of this fee are fair to our company, because this agreement is not negotiated on an arms-length basis there are no assurances that we could not obtain more favorable terms from an un related party. We cannot assure you that the terms of these transactions will always be as favorable to us as we might receive from non-affiliated third parties. Purchasers of our common stock are reliant upon management’s judgment as to the reasonableness and fairness of the terms of the various transactions.

WE HAVE RESTATED OUR 2008 FINANCIAL STATEMENTS DUE TO ERRORS. WE HAVE CONTINUING WEAKNESSES IN OUR DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING WHICH MAY LEAD TO ADDITIONAL RESTATEMENTS OF OUR FINANCIAL STATEMENTS IN FUTURE PERIODS.

In September 2008, our Board of Directors determined that our consolidated financial statements for the fiscal year ended April 30, 2008 could no longer be relied upon as they contained an error related to the liability of advances from customers, which was overstated by $570,090. The advance was, in fact, an advance from one of our subsidiaries to another subsidiary, that, had it been accounted for correctly, would have been eliminated in consolidation. In addition, during the preparation of our quarterly report for the period ended October 31, 2008 our management determined that the prior disclosure surrounding the granting of options in February 2006 to certain of our employees and the subsequent exercise of those options through the delivery of non-interest bearing notes was incorrect. While the option grants and promissory notes were properly accounted for, our historical disclosure had failed to properly disclose that Ms. Fanjun Wu, our Chief Financial Officer was a party to those transactions. She was the recipient of options to purchase 800,000 shares of common stock and tendered to us a non-interest bearing promissory note in the amount of $720,000. As a result of these error, our management has determined that we fail to maintain effective controls to both review and reconcile intercompany transactions and to properly record related party transactions. Our management has determined that these control deficiencies constitute material weaknesses. A material weakness is a control deficiency, or combination of control deficiencies that result in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected. As a result of these material weaknesses, our management has concluded that our internal control over financial reporting are not effective and that significant remediation measures are required in order to improve our disclosure controls.

Our Chief Financial Officer and our staff within our finance and accounting group in China do not have the requisite expertise in the proper application of United States generally accepted accounting principles (“U.S. GAAP”) and the securities laws of the United States to ensure that the requisite information is recorded, processed, summarized and reported within the time periods prescribed by SEC rules and regulations, and to reasonably assure that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosure. Accordingly, until such time as we have properly trained our internal accounting staff, including our Chief Financial Officer, in the application of U.S. GAAP and compliance with the securities laws of the United States we may experience additional and/or continuing material weaknesses in our disclosure controls that may result in errors in our financial statements in future periods.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY IMPACT OUR PROFIT MARGIN AND FINANCIAL POSITION.

Our principal raw materials are stevioside and herbs used in the formulation of traditional Chinese medicine extracts. The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future. While our cost of sales as a percentage of revenues in our Stevioside segment remained relatively at approximately 77% for the six months ended October 31, 2008, approximately 78% for fiscal 2008 and approximately 79% for 2007, this may increase in the future. Because of increased competition in this segment, we may not be able to pass along potential price increases to our customers and, according, our gross profit margins would be adversely impacted.

In addition, beginning in April 2007, the cost of certain raw materials for our veterinary medicines and feed additives has increased approximately 20% to 40% depending on the material category. Because of overall poor market conditions in this segment as a result of forced euthanasia of livestock in response to reports of avian flu, we have not increased the selling prices of our products to account for this price increase which has adversely impacted our gross profit margins. The increased pricing is ascribed to a temporary supply shortage created by the Chinese central government’s policy enacted in 2006 and 2007 pursuant to which the central government forced the closure of environmentally harmful chemical plants in order to diminish environmental pollution. Since the implementation and enforcement of the policy, the central government has petitioned larger chemical plants in compliance with environmental laws to increase production in an effort to meet market demand. As a result with increased production of new materials, raw materials costs for our veterinary medicines and feed additives have temporarily decreased, however we expect raw material costs in this segment will return to normal levels by June 2009, although there is no assurance. Our future profitability in this segment may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

OUR CHIEF FINANCIAL OFFICER PAID FOR THE EXERCISE OF OPTIONS THROUGH THE DELIVERY OF A PROMISSORY NOTE TO US WHICH MAY HAVE BEEN IN VIOLATION OF SECTION 402 OF THE SARBANES-OXLEY ACT OF 2002.

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjun Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000. Section 402 of the Sarbanes Oxley Act of 2002 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, could be deemed to be in violation of Section 402 of the Sarbanes Oxley Act of 2002. At October 31, 2008 Ms. Wu owed us $54,900 under the note. Should the Securities and Exchange Commission determine to investigate the matter, we could become subject to litigation involving the granting of this personal loan to Ms. Wu, which such investigation and/or litigation could involve significant time and costs and may not be resolved favorably.

EACH OF OUR THREE MAIN PRODUCT GROUPS OPERATE IN HIGHLY COMPETITIVE BUSINESSES.

Each of our product groups is subject to competition from other manufacturers of those products. There are approximately 30 Stevioside manufacturers in China, but only approximately 10, including our company, operate on a continuous basis with the remainder of the companies periodically entering the market in times of increased demand. While we believe we are one of the leading manufacturers of stevioside in the PRC, from time to time there is a sporadic oversupply of this product which can decrease our market share and competitive position in this product group. We compete against a greater number of companies in the production of veterinary medicines and our ability to attain a competitive position in this product market is dependent upon our ability to change our existing product delivery system from tablets and injections to sprays to increase ease of use. Because there are no assurances we will be successful in this endeavor, we may never attain a competitive position in this product group. Finally, our competition within the traditional Chinese medicine formula extract portion of our business is the most intense. There are over 500 companies in China against whom we compete in the sale of traditional Chinese medicine formula extracts and the barriers to entry in this product segment are relatively low. If these other companies successfully market their products or better market their products than our products, we may have a difficult time marketing and selling our products. As a result, we cannot assure you that we will be able to effectively compete in any of our product segments.

OUR HOLDING COMPANY STRUCTURE CREATES RESTRICTIONS ON THE PAYMENT OF DIVIDENDS.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION. IF WE FAIL TO COMPLY WITH THE APPLICATION REGULATIONS, OUR ABILITY TO OPERATE IN FUTURE PERIODS COULD BE IN JEOPARDY.

We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province, any non-renewal of these authorities could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

OUR RECOGNITION OF UNREALIZED GAINS ON FOREIGN CURRENCY TRANSACTION CAN MATERIALLY IMPACT OUR INCOME FROM PERIOD TO PERIOD.

For fiscal 2008 and 2007, we reported unrealized gains on foreign currency translation of $2,406,398 and $558,736, respectively, and for the six months ended October 31, 2008 we reported an unrealized gain on foreign currency translation of $495,297. As described elsewhere herein, the functional currency of our Chinese subsidiaries is the RMB. As required by generally accepted accounting principles, the financial statements of our subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. In fiscal 2007, this accounting treatment had the effect of significantly lowering our comprehensive loss for the year and in for fiscal 2008 and the first six months of fiscal 2009 this gain represented approximately 99.8% and approximately 41%, respectively, of our comprehensive income. The recording of these non-cash gains, which is required under generally accepted accounting principles in the United States, does have a material impact on our financial statements.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE REDUCED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as the terms of related party transactions, the amount of management fee paid to a related party, compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

RISKS RELATED TO DOING BUSINESS IN CHINA

OUR OPERATIONS ARE LOCATED IN CHINA AND MAY BE ADVERSELY AFFECTED BY CHANGES IN THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn have material and negative impact on the market price of our stock.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH WE MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shandong, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

–	quarantines or closures of some of our offices which would severely disrupt our operations,

–	the sickness or death of our key officers and employees, and

–	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

Because all of our revenues are in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

We are a Chinese company and all of our business and operations are conducted in China. We are a party to certain material contracts, including the planting agreements with the farmers who supply the stevia rebaudiana used in our products and the leases for the facilities used by our stevioside, veterinary medicine and Traditional Chinese medicine extract formula product groups. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.

IT MAY BE DIFFICULT FOR STOCKHOLDERS TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US, WHICH MAY LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS.

All of our assets are located outside the United States and all of our current operations are conducted in China. Moreover, all of our directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO THIS OFFERING

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which no shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Collectively, these provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our stockholders.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A “PENNY STOCK” WHICH CAN ADVERSELY AFFECT ITS LIQUIDITY.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL AND PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM.

It is possible that selling security holders will offer all of their shares for sale. To the extent that these shares are sold into the market, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the risk of doing business in China, our ability to implement our strategic initiatives, our access to sufficient capital, the effective integration of our subsidiaries in China into a U.S. public company structure, economic, political and market conditions and fluctuations, government and industry regulation, Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors”. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the OTC Bulletin Board under the symbol “SUWN.” The following table sets forth the reported high and low closing prices for our common stock as reported on the OTCBB for the following periods. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

	High	Low

Fiscal 2007
May 1, 2006 through July 31, 2006	$1.23	$0.65
August 1, 2006 through October 31, 2006	$1.00	$0.55
November 1, 2006 through January 31, 2007	$0.87	$0.60
February 1, 2007 through April 30, 2007	$0.77	$0.43

Fiscal 2008
May 1, 2007 through July 31, 2007	$1.04	$0.53
August 1, 2007 through October 31, 2007	$0.67	$0.44
November 1, 2007 through January 31, 2008	$0.46	$0.26
February 1, 2008 through April 30, 2008	$0.36	$0.26

Fiscal 2009
May 1, 2008 through July 31, 2008	$0.39	$0.23
August 1, 2008 through October 31, 2008	$0.29	$0.11

On January 8, 2009, the last reported sale price of the common stock on OTC Bulletin Board was $0.36 per share. As of December 31, 2008 there were approximately 756 stockholders of record of the common stock.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. Finally, the subscription agreements for our most recently concluded financing prohibit us from paying dividends until the earlier of March 23, 2009, or when all shares of common stock covered by this prospectus have been sold.

SEC “Penny Stock” Rules

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2008. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

October 31, 2008

Long Term Liabilities	$157,218
Preferred stock ($.001 Par Value; 1,000,000 shares authorized; No shares issued and outstanding)	—
Common stock ($.001 Par Value; 200,000,000 shares authorized; 116,532,712 shares issued and outstanding	116,533

Additional paid-in capital	23,707,554
Retained earnings	7,041,384

Other comprehensive income - foreign currency	3,685,091

Total Stockholders’ Equity	34,550,562

Total Capitalization	$34,707,780

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price. Any proceeds that we receive from the exercise of the common stock purchase warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds we may receive from the exercise of the warrants, they will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Through our subsidiaries, all located in the Peoples Republic of China (“PRC”), we manufacture and sell neutraceutical products. Our products can be classified into three main product groups including; (i) stevioside, a 100% natural sweetener, (ii) veterinary medicines and animal food additives, and (iii) traditional Chinese medicine formula extracts. For accounting purposes, however, we report our revenues in two segments, natural sweetener (stevioside) and Chinese and animal medicines. Substantially all of our business and operations are located in the People’s Republic of China.

Approximately 58% of our total net revenues for the first half of fiscal 2009 are derived from our natural sweetener stevioside product as compared to approximately 56% for fiscal 2008. Our principal customers for this product are located in Asia, primarily China and Japan where stevioside is approved for use as both a food additive as well as a nutritional supplement. China has emerged as the world’s largest producer of stevioside, with volume exceeding 80% of the world’s supply. We believe that we are currently one of the top three stevioside manufacturers in China.

We also manufacture and sell a comprehensive group of veterinary medicines including seven series of more than 200 different veterinary products. These veterinary medicines include traditional Chinese medicine as well as western medicine, feed additives, feeds and antibiotics. Our last product group includes the manufacture and sale of traditional Chinese medicines formula extracts that are used in products made for use by both humans and animals. Revenues from these two product groups represent the balance of our reported net revenues.

During the second quarter of fiscal 2009 we completed the acquisition of a 60% interest in Qufu Shengwang from its shareholder Shengwang Group, a related party, as described later in this prospectus under “Our Company - Our History.” Qufu Shengwang manufactures, sells and distributes stevioside based animal feed additives and fertilizers and sells products in the provinces of Shandong, Heilongjia, and Liaoning in China to farmers of vegetables, fruits, flowers, and livestock. Our total revenues for the three months ended October 31, 2008 include approximately $149,000 of net revenues attributable to Qufu Shengwang.

Our ability to significantly increase our revenues in any of these groups faces a number of challenges. In addition to the existing laws which limit the sale of stevioside in Western countries, we face competition in the PRC in the manufacture and sale of stevioside. There are approximately 30 stevioside manufacturers in China, with approximately 10 companies operating on a continuous basis. In an effort to increase our competitive position in the PRC, in December 2005, we completed the upgrade of our existing stevioside production facility. This facility now has a production capacity of 300 tons of stevioside per year. In March 2007, we completed the construction of an additional stevioside manufacturing facility. The new facility is located in Shuyuan Economic Zone of Qufu City, Shandong Province and to date we have invested approximately $10,324,000 in buildings and equipment for the new facility. The construction of the facility commenced in August 2006 and became fully operational in July 2007. Our new stevioside manufacturing facility is capable of producing an additional 200 tons of stevioside per year, increasing our total annual production capacity to 500 tons. The additional production is being marketed to consumers in China, Japan, South Korea, and other Far Eastern countries such as Singapore, Malaysia, Thailand, and India.

Both of our operating segments are dependent upon raw materials which are harvested and farmed. Our ability to produce our products and compete in our markets is also subject to risks inherent in farming including weather and similar events which may reduce the amount of raw materials we are able to purchase or at what prices these materials are available. Further, our ability to expand our revenues from the sale of stevioside, including our OnlySweet product, is limited as the product is not approved for use as a food additive in most Western countries, including the United States, Canada and the European Union. Historically, in these countries forms of stevioside may be marketed and sold as a nutritional supplement. Recently, however, in December 2008 several beverage companies received notification from the U.S. Food and Drug Administration (FDA) stating that the agency had no objection to the conclusion of an independent expert panel which reviewed research that rebaudioside A (rebiana) is generally recognized as safe for use as a general purpose sweetener. This notification followed a multi-year review by the Joint FAO/WHO Expert Committee on Food Additives which determined in July 2008 that high purity, food-grade rebiana is sale for its intended use as a general purpose sweetener. We anticipate that the acceptance of stevia in Western countries as a food-safe, general purpose sweetener will continue which should open additional markets for our product.

All of our product groups operate in highly competitive environments. We estimate there are more than 200 companies in China that produce traditional Chinese medicines and extracts and refined chemical products and 5,000 companies in China selling veterinary medicines. The sale of our products in these two product groups is concentrated on domestic customers; therefore, our ability to expand our revenues in these product groups is limited to, and to a certain extent dependent upon, economic conditions in the PRC.

Even though we are a U.S. company, because substantially all of our operations are located in the PRC, we face certain risks associated with doing business in that country. These risks include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, various government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a Communist country, differences in technology standards, employment laws and business practices, longer payment cycles, and changes in currency exchange rates and currency exchange controls. We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in significant declines in our revenues and adversely affect our ability to continue as a going concern in future periods.

Foreign Exchange Considerations

Since revenues from our operations in the PRC accounted for substantially all of our net revenues for the fiscal years ended April 30, 2008 and 2007 and the six months ended October 31, 2008, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52,”Foreign Currency Translation,” and are included in determining net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the prevailing exchange rate on the respective balance sheet date.

The functional currency of our Chinese subsidiaries is the local currency, the Renminbi or the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the periods for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The translation adjustment and effect of exchange rate changes on cash for the fiscal years ended April 30, 2008 and 2007 were $94,993 and $144,583, respectively, and $121,535 for the six months ended October 31, 2008.

If any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected. A significant decline in the value of the US dollar against the Renminbi could, and probably will, increase the costs associated with our recently launched marketing program in the United States relating to our OnlySweet™ natural sweetener.

At October 31, 2008 we held cash of $8,099 in banks in Canada. The functional currency of our Canadian subsidiary is the Canadian Dollar. We periodically evaluate the credit quality of the financial institutions in which we hold deposits.

As a result of the currency translation adjustments, we reported unrealized (loss) gains on foreign currency translation of $(119,806), $1,836,308 and $558,736 for the six months ended October 31, 2008 and the fiscal years ended April 30, 2008 and 2007, respectively. This non-cash item had effect of significantly increasing our comprehensive income for the fiscal 2009 and fiscal 2008 periods and significantly reducing our comprehensive loss in fiscal 2007.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 1 to the Consolidated Financial Statements appearing elsewhere in this report. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

We record property and equipment at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

We account for stock options issued to employees in accordance with the Financial Accounting Standards Board (“FASB”) Statement 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS 123R”). FAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. We adopted FAS 123R in the second quarter of fiscal year 2006.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Recent Accounting Pronouncements

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for financial statements for fiscal years beginning after November 15, 2007, however, earlier application is permitted. We are currently evaluating the potential impact of SFAS 157 on our consolidated financial statements. We do not expect the impact will be material.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations”. SFAS 141R is a revision to SFAS 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase account” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustments to provisional amounts recorded in connection with acquisitions. SFAS 141R retains the fundamental requirement of SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. We are currently evaluating the requirements of SFAS 141R.

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (“ARB 51”). This Statement amends ARB 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS 160 is effective for periods beginning after December 15, 2008. We are currently evaluating the requirements of SFAS 160.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

On June 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of (FSP) No. EITF 03-6-1 and the impact of adoption on our consolidated financial statements.

On October 10, 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Statement 157 was issued in September 2006, and is effective for financial assets and financial liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS 157-3 and determined that it had no impact as of September 30, 2008, and we will continue to evaluate the impact, if any, of SFAS 157-3 on our financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

Results Of Operations

Three and six months ended October 31, 2008 as compared to the three and six months ended October 31, 2007

Three Months Ended October 31,

	Stevioside		Chinese and Veterinary Medicine		Total

(All Figures Are As A Percentage of Net Revenues)	2008	2007	2008	2007	2008	2007

Cost of sales	49%	45%	26%	29%	75%	74%
Selling expenses	2%	3%	8%	7%	10%	10%
General and administrative expenses	6%	7%	3%	3%	11%	14%
Total operating expenses	8%	10%	7%	9%	17%	23%

Six Months Ended October 31,

	Stevioside		Chinese and Veterinary Medicine		Total

(All Figures Are As A Percentage of Net Revenues)	2008	2007	2008	2007	2008	2007

Cost of sales	47%	44%	28%	28%	75%	72%
Selling expenses	2%	3%	5%	5%	7%	8%
General and administrative expenses	5%	8%	3%	3%	11%	15%
Total operating expenses	8%	12%	8%	8%	18%	24%

Overall

For the three and six month periods ended October 31, 2008, our total net revenues increased to $6,559,912 and $12,787,784, respectively. This represents an increase over the same periods in 2007 of $875,723 and $2,886,358 or approximately 13% and 29% for the three and six month periods ended October 31, 2008, respectively. This increase reflects increases in sales in our Natural Sweetener (Stevioside) segment as well as approximately $149,299 of net revenues attributable to Qufu Shengwang which was acquired by us during the three months ended October 31, 2008. We attribute the overall increase to improved reception and demand for natural or “green” products for both human and animal consumption as well as increased recognition in the benefits of herbal medicines for many health related indications. While there can be no assurance, we anticipate a continued acceptance and increase in demand for more natural products to continue for the foreseeable future.

For the three and six months ended October 31, 2008, cost of sales as a percentage of net revenues were approximately 74.9% and approximately 75.3%, respectively compared to approximately 74.3% and approximately 71.7%, respectively, for the three and six month periods ended October 31, 2007. The increase is primarily due to an increase in coal prices in the PRC between the periods reported. This increase affects our costs both directly through our own energy costs as well as indirectly through related increases in PRC sourced raw materials on which we are dependant. Despite the decrease in our gross profit percentage relative to sales, our total gross profit increased between the periods due to our increase in overall sales levels.

For the three and six month periods ended October 31, 2008, total operating expenses compared to the same periods in 2007, decreased by $146,576 and $55,264, respectively. Components of operating expenses did, however, fluctuate. Selling expenses declined approximately 34% between the periods due mainly to the completion of our expanded marketing program within our Natural Sweetener (Stevioside) segment related to the launch of our OnlySweet sweetener product in the U.S. in the prior year. This decrease in costs was largely offset by an increase in management fees paid to Shengwang Pharmaceutical, a company controlled by our Chairman. We pay Shengwang Pharmaceutical an annual management fee which includes costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. The management fees were $132,183 and $264,365 for the three and six months ended October 31, 2008 as compared to $56,112 and $112,224 for the comparable periods in fiscal 2007. We do not have a contract with Shengwang Pharmaceutical and the amount of annual management fee is subject to increase at Mr. Zhang’s discretion.

Our operating segments

The following tables provide information on net revenues, cost of sales, gross profit, operating expenses, and operating income for each of our reporting segments for the three months and six months ended October 31, 2008 and 2007, respectively, as well as information related to our corporate operating expenses:

Three months ended October 31, 2008 and 2007

Three Months Ended October 31,	Natural Sweetner (Stevioside)		Chinese and Veterinary Medicines		Corporate and Other		Consolidated

	2008	2007	2008	2007	2008	2007	2008	2007

Net Revenues	$4,141,971	$3,259,484	$2,417,941	$2,424,705	$—	$—	$6,559,912	$5,684,189
Cost of Revenues	3,237,447	2,573,414	1,674,897	1,647,135	—	—	4,912,344	4,220,549

Gross Profit	904,524	686,070	743,044	777,570	—	—	1,647,568	1,463,640

Total operating expenses	515,176	576,476	489,046	496,929	141,347	218,740	1,145,569	1,292,145

Income from operations	$389,348	$109,594	$253,998	$280,641	$(141,347)	$(218,740)	$501,999	$171,495

Six months ended October 31, 2008 and 2007

Six Months Ended October 31,	Natural Sweetner (Stevioside)		Chinese and Veterinary Medicines		Corporate and Other		Consolidated

	2008	2007	2008	2007	2008	2007	2008	2007

Net Revenues	$7,661,068	$5,582,615	$5,126,716	$4,318,811	$—	$—	$12,787,784	$9,901,426
Cost of Revenues	6,043,807	4,344,585	3,586,204	2,750,086	—	—	9,630,011	7,094,671

Gross Profit	1,617,261	1,238,030	1,540,512	1,568,725	—	—	3,157,773	2,806,755

Total operating expenses	981,909	1,140,161	1,016,104	794,203	298,808	417,721	2,296,821	2,352,085

Income from operations	$635,352	$97,869	$524,408	$774,522	$(298,808)	$(417,721)	$860,952	$454,670

          Natural Sweetener (Stevioside)

Our Natural Sweetener (Stevioside) segment provides the major portion of our net revenues; the stevioside segment provided 63% of our net revenues for the three month period ended October 31, 2008 and 60% for the six month period then ended. This represents an increase over the same periods in the prior year when the stevioside segment provided 57% of our net revenues for the three month period ended October 31, 2007 and 56% for the six month period then ended. For the three and six months ended October 31, 2008, sales from our Natural Sweetener (Stevioside) segment increased $936,353 and $2,078,453, respectively or approximately 40% and 37%, respectively over the preceding period. We attribute these increase in the net revenues from this segment to increased sales efforts in the PRC, $299,235 of net revenues from the sale of our OnlySweet line of products in North America for the six months ended October 31, 2008, a decrease of $47,636 from the comparable period in fiscal 2007, and $149,299 in net revenues contributed by Qufu Shengwang. We believe the market for stevioside will remain strong as consumers continue to seek alternative, more natural, sweeteners in their diets. In addition we are continuing our efforts to introduce stevioside as a food additive in those jurisdictions, such as Canada, where approval is limited to supplemental status only.

During the three and six months ended October 31, 2008, cost of sales as a percentage of sales related to our Natural Sweetener (Stevioside) segment was approximately 78% and 79%, respectively, remaining relatively constant when compared to the same periods of fiscal 2007. Local farmers have increased production of stevia leaves in response to growing demand. Due to the increased supply, we ceased our policy of contracting local farmers to grow stevia leaves for our designated production. While we believe this is a financially sound decision, our cost of sales in this segment may be subject to more volatile swings in raw material costs based on variables such as demand, farming related fuel costs, and farming conditions. In addition, our new stevioside production facility became operational in July 2007. During the six months ended October 31, 2008, our gross profit increased $379,231, or approximately 31% over 2007.

For the three and six month period ended October 31, 2008 operating expenses for our Natural Sweetener (Stevioside) segment decreased $61,300 and $158,252, respectively. These decreases are primarily attributable to significant selling and marketing costs incurred during the six months ended October 31, 2007 related to our promotion campaign in the U.S. to launch our OnlySweet sweetener. This campaign, with its related costs, was scaled down to reduce costs.

          Chinese and Veterinary Medicines

For the three and six months ended October 31, 2008, net revenues from our Chinese and veterinary medicine segment totaled $2,417,941, and $5,126,716, respectively. This represents an increase of $530,599 and $807,905, or approximately 28% and 19%, for the three and six month periods, respectively compared to fiscal 2007. During the three and six months ended October 31, 2008, revenues from this segment represented approximately 37% and approximately 40% of our total net revenues as compared to approximately 43% and approximately 44% for comparable periods in fiscal 2008. Due to what we believe is a growing demand for natural or naturally produced medicinal products, we expect revenues from the segment to increase, however, we expect this segment, as a portion of our overall revenues, will continue to decrease as we continue to emphasize our stevioside segment.

For the three and six months ended October 31, 2008, cost of sales in our Chinese and veterinary medicine segment represented approximately 69% and 70%, respectively of net revenues for this segment, as compared to 67% and 64%, respectively of net revenues during the same periods in fiscal 2008. This increase was due in large part to an increase in coal price in the PRC between the periods reported which affects our costs both directly, through our own energy and transportation costs as well as indirectly, through related increases in PRC sourced raw materials on which we are dependant.

During the three and six months ended October 31, 2008, operating expenses associated with our Chinese and veterinary medicine segment totaled $489,046 and $1,016,104, respectively as compared to $496,929 and $794,203, respectively for the prior periods. This significant increase was primarily due to a one-time bad debt recovery in 2007 of approximately $210,000. This recovery offset bad debt expense and was included in general and administrative expenses in the prior period. Absent this recovery, operating expenses would have increased 1% between the periods. We expect operating expenses related to this segment to remain consistent with historical levels for the foreseeable future.

          Corporate and Other

We incur various operating expenses at the corporate level related to legal, auditing, and other professional resources. For the three and six months ended October 31, 2008, these expenses decreased $77,393 and $118,913, respectively, from the comparable periods in fiscal 2008 as we become less dependent on outside resources and as well we scaled down the expenses related to our North American operations.

Net Income and Other Comprehensive Income

Net income for the three and six months ended October 31, 2008 totaled $417,831 and $715,465, respectively, compared to $178,873 and $487,511 for the same periods in fiscal 2008. These increases in our net income reflects our increasing revenues and related gross profits as compared to the prior fiscal year, offset by an increase in general administration expenses primarily due to the overall increase in operational activities in our Stevioside segment.

For the three and six months ended October 31, 2008, we reported other comprehensive (loss) income of ($119,815) and $495,297, respectively. This is a decrease of $224,023, or approximately 31%, compared to the six months ended October 31, 2008 and 2007. Other comprehensive income represents unrealized gains and losses on foreign currency translation and is a non-cash item. As described elsewhere in this report, the functional currency of our Chinese subsidiaries is the RMB. The financial statements of our subsidiaries are translated into U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

Fiscal year ended April 30, 2008 as compared to the fiscal year ended April 30, 2007

The following table provides certain comparative information on our results of operations for the years ended April 30, 2008 and 2007.

(All Figures are as a Percentage of Net Revenues)	Stevioside		Chinese and Veterinary Medicine		Total

	2008	2007	2008	2007	2008	2007

Cost of Sales	78%	79%	67%	71%	73%	76%
Selling Expenses	7%	5%	12%	12%	10%	8%
General & Administrative Expenses	11%	9%	11%	9%	17%	21%
Total Operating Expenses	17%	14%	23%	21%	26%	29%

Overall

For the year ended April 30, 2008, our total net revenues increased $7,688,654 or approximately 50% from the comparable period of the preceding fiscal year. This increase reflects increases in sales from both our natural sweetener (stevioside) segment and our Chinese and animal medicines segment as compared to the preceding fiscal year. We attribute the overall increase in both segments to improved reception and demand for natural or “green” products for both human and animal consumptions as well as increased recognition in the benefits of herbal medicines for many health related indications. While there can be no assurance, we anticipate the acceptance and demand for more natural products for the foreseeable future.

For the year ended April 30, 2008, cost of sales as a percentage of net revenues decreased approximately 3%. This decrease is attributable to efficiencies associated with the increased level of sales as well as the slight improvement in margins particularly in our Chinese and Veterinary medicine segment, our gross profit for the year ended April 30, 2008 increased $ 2,362,298, or approximately 63%, as compared to the prior year.

For fiscal 2008, total operating expenses increased $1,665,277, or approximately 38% over the preceding year. Total operating expenses increased primarily as a result the overall increase in sales levels including a 53% increase in selling expenses and an increase in general and administrative expenses in proportion to the overall increase in sales levels.

Our operating segments

The following table provides information on net revenues, cost of sales, gross profit, operating expenses, and operating income for each of our reporting segments for fiscal 2008 and 2007, respectively, as well as information related to our corporate operating expenses:

	Fiscal Year Ended April 30,

	Stevioside		Chinese and Veterinary Medicine		Corporate and Other		Total

	2008	2007	2008	2007	2008	2007	2008	2007

Net Revenues	$12,865,842	$8,351,383	$10,066,380	$6,892,185	$—	$—	$22,932,222	$15,243,568

Cost of Sales	10,097,852	6,621,367	6,748,827	4,898,956	—	—	16,846,679	11,520,323

Gross Profit	2,767,990	1,730,016	3,317,553	1,993,229	—	—	6,085,543	3,723,245

Total Operating Expenses	2,241,561	1,201,403	2,298,304	1,461,433	1,528,235	1,739,987	6,068,100	4,402,823

Total Income (Loss) from Operations	$526,429	$528,613	$1,019,249	$531,796	$(1,528,235)	$(1,739,987)	$17,443	$(679,578)

          Natural Sweetener (Stevioside)

For the fiscal year ended April 30, 2008, net revenues from our stevioside segment increased $4,514,441 or approximately 54% over the preceding year. For fiscal 2008, revenues from this segment represented approximately 56% of our total net revenues as compared to approximately 55% for the prior year. We attribute the increase in the net revenues from this segment to increased sales efforts in the PRC and, in part, to our Sunwin Stevia International subsidiary, including $537,187 of net revenues from the sale of our OnlySweet™ products launched in North America during fiscal 2008. We believe the market for stevioside will remain strong as consumers continue to seek alternative sweeteners in their diets.

During fiscal 2008, cost of sales related to our stevioside segment were approximately 78%, remaining relatively constant from the same period of the preceding fiscal year. Local farmers have increased production of stevia leaves in response to growing demand. As a result the supply of stevia leaves has increased and the price of the leaves has stabilized. Furthermore, due to the increased supply, we ceased our policy of contracting local farmers to grow stevia leaves for our designated production. As a result of increased revenues in this segment, our gross profit in this segment increased $1,037,956, or approximately 60% over 2007.

During fiscal 2008, operating expenses for our stevioside segment increased $1,040,158. This increase is primarily attributable to the 54.1% overall increase in sales in this segment as well as additional expenses incurred as we promote our proprietary line of stevioside marketed under the name OnlySweet™. Selling expenses related to our expanded marketing efforts in this segment increased approximately $632,000 between the periods.

We continue to place emphasis on the expansion of sales of stevioside, in China and other parts of Asia as well as in North America. We also anticipate that revenues from OnlySweet™ will increase in fiscal 2009 as we continue to expand the distribution of that product. As a result of the completion of additional manufacturing facilities, which fully commenced operations in July 2007, we now have an aggregate production capacity of 500 tons per annum which we anticipate will be sufficient to meet demand for the foreseeable future. We anticipate our additional production capacity will be marketed to consumers in China, Japan, South Korea, and other Far East countries such as Singapore, Malaysia, Thailand, and India. During the year ended April 30, 2008, we manufactured approximately 402 tons of stevioside, and resold an additional 29 tons of stevioside which we purchased from other manufacturers in an effort to meet customer demand as our newly completed facility continues to expand its capacity. Comparatively during fiscal 2007 we manufactured 178 tons and resold additional 158 tons which we purchased from other manufacturers. As a result of our additional capacity, we anticipate we will continue to increase our production of stevioside.

As we continue to focus on this segment of our business we are dedicated to maximizing our revenues in our stevioside segment. We anticipate operating expenses will continue to increase in future periods as we expand our stevioside operations including increases in marketing expenses. In August 2007, we launched a promotional campaign to help introduce customers to OnlySweet™ through in-store floor positioned in the sweetener aisle at approximately 2,000 retail locations. This initiative, recorded as a selling expense, began on August 13, 2007 and continued through October 13, 2007 at a cost of approximately $330,000, which we funded from working capital.

          Chinese and Veterinary Medicines

For fiscal 2008, net revenues from our Chinese and veterinary medicine segment increased $3,174,195, or approximately 46%, compared to fiscal 2007. During this period, revenues from this segment represented approximately 44% of our total net revenues as compared to approximately 45% for fiscal, 2007. Within our Chinese and animal medicines segment, net revenues related to our traditional Chinese medicine products were $5,403,156 for fiscal 2008 as compared to $3,600,283 for the prior year, an increase of $1,802,873 or approximately 50%. Revenues related to our animal medicine products increased to $4,663,242 for fiscal 2008 as compared to $3,291,902 for 2007, an increase of $1,371,340 or approximately 42%. Due to the growing demand for natural products including natural sweetener, we expect revenues from the segment to increase, however, we expect this segment as a portion of our overall revenues will continue to decrease as we continue to emphasize our stevioside segment.

For fiscal 2008, cost of sales in our Chinese and veterinary medicine segment represented approximately 67% of net revenues for this segment, as compared to $4,898,956, or approximately 71% of net revenues, for fiscal 2007. As a percentage, cost of sales decreased primarily due to two factors; the substitution of certain ingredients with less expensive alternatives and efficiencies associated with increased production levels in response to increased sales. Our gross profit in this segment totaled $3,317,553, an increase of $1,324,324, or approximately 66%, from our gross profit of $1,993,229 for this segment in the prior fiscal year.

During fiscal 2008, operating expenses associated with our Chinese and veterinary medicine segment totaled $2,298,304 as compared to $1,452,071 for the prior fiscal year, an increase of $846,233, or approximately 58%. This increase was primarily attributable to the 46% increase in revenues between the periods. We expect operating expenses related to this segment to remain consistent with historical levels.

          Corporate and Other

We incur various operating expenses at the corporate level related to legal, auditing, and other professional and business consultants. For fiscal 2008, these expenses decreased $211,752 from the comparable period in fiscal 2007. This decrease resulted primarily from a reduction in consulting fees associated with the marketing of our Stevioside based products.

Total Other Income

In fiscal 2008, our total other income decreased $14,217 as compared to fiscal 2007.

Other income for fiscal 2008 reflects income recognized in our Chinese and veterinary medicines segment and is attributable to the excess accrual of value added taxes on certain of our animal medicine products which may or may not be subject to value added taxes. Prior to receipt of an official notice from the tax authority, we accrued value added taxes for this segment. Upon notification, the excess accruals, if any, are recorded as other income.

In fiscal 2008, interest income decreased $6,853 from fiscal 2007. This reduction reflected our decreased cash position held in bank deposits between the periods.

Net Income (Loss) and Other Comprehensive Income

We reported net income of $2,579 for fiscal 2008 as compared to net loss of $578,543 for fiscal 2007. The change reflects our increased revenues and increased gross profit margins as compared to fiscal 2007, offset by an increase in general administration expenses at the corporate level, increased selling expenses, primarily due to the overall increase in operational activities in our stevioside segment and an increase of $101,682 in corporate income taxes.

For fiscal 2008, we reported other comprehensive income of $1,836,308, an increase of $1,277,572, or approximately 228%, compared to fiscal 2007. Other comprehensive income represents an unrealized gain on foreign currency translation and is a non-cash item. As described elsewhere in this report, the functional currency of our Chinese subsidiaries is the RMB. The financial statements of our subsidiaries are translated into U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides certain selected balance sheet comparisons between October 31, 2008 and April 30, 2008, respectively:

	For the Period Ended October 31,	For the Fiscal Year Ended April 30,	$	%

	2008	2007	Difference	Difference

	(Unaudited)	(Restated)

Working Capital	$17,873,940	$12,450,800	$5,423,140	30%

Cash	$6,782,197	$6,811,136	$(28,939)	0%
Accounts receivable	3,741,691	4,163,839	(422,148)	-11%
Inventories, net	9,226,294	4,707,044	4,519,250	49%
Taxes receivable	180,441	—	180,441	100%
Prepaid expenses and other assets	173,546	264,576	(91,030)	-52%
Due from related party	2,173,562	—	2,173,562	100%

Total Current Assets	22,277,731	15,946,594	6,331,137	28%

PROPERTY AND EQUIPMENT	17,234,044	14,151,293	3,082,751	18%
LAND USE RIGHT	2,335,165	—	2,335,165	100%

Total Assets	$41,846,940	$30,097,887	11,749,053	28%

Accounts payable and accrued expenses	$4,234,322	$2,649,817	1,584,505	37%
Loans payable	100,000	—	100,000	100%
Advances from customers	—	12,726	(12,726)	n/m
Taxes payable	3,610	401,808	(398,198)	n/m
Due to related party	65,859	431,443	(365,584)	-555%

Total Current Liabilities	4,403,791	3,495,794	907,997	21%

OTHER PAYABLES	157,218	154,207	3,011	2%

Total Liabilities	4,561,009	3,650,001	911,008	20%

At October 31, 2008, we had working capital of $17,873,940 including cash of $6,782,197 as compared to working capital of $12,450,800 including cash of $6,811,136 at April 30, 2008.

Our cash position by geographic area was as follows:

	October 31, 2008	April 30, 2008

Peoples Republic of China	$6,708,346	$6,653,884
United States	65,752	116,532
Canada	8,099	40,720

Total	$6,782,197	$6,811,136

We cannot be certain that we could have ready access to our cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Accounts receivable, net of allowance for doubtful accounts, at October 31, 2008 decreased approximately $422,148 from April 30, 2008. While our allowance for doubtful accounts increased $47,985 from April 30, 2008, we may, however, collect all or a portion of these doubtful accounts. The 9% decrease in our accounts receivable at October 31, 2008 was due primarily to increased collection efforts in both operational segments.

At October 31, 2008, inventories, net of reserve for obsolete inventory, increased $4,519,250 or approximately 49%, as compared to April 30, 2008. This increase was due mainly to an increase in levels of stevia leaves on hand to meet the needs of our increased production capacity of stevioside and due to our new acquisition of Qufu Shengwang which held $800,501 of inventory.

Prepaid expenses and other current assets decreased $91,030 or approximately 52% at October 31, 2008 as compared to April 30, 2008. This decrease was mainly attributable to a decrease in advances to suppliers in our veterinary medicine line of products that reflected deposits relating to the orders for inventory in the ordinary course of business which were subsequently received.

At October 31, 2008, we had property and equipment, net of accumulated depreciation, of $17,234,044 as compared to $14,151,293 at April 30, 2008. This increase reflects investments in buildings and equipment primarily related to our expansion in capacity in our stevioside production facilities and our recent acquisition of Qufu Shengwang which contributed approximately $3.4 million. In fiscal 2008, we expended approximately $10,324,000 on a new production facility which expanded our stevioside production capacity.

At October 31, 2008, we reflected $4,234,322 of accounts payable and accrued expenses, an increase of approximately $1,584,505 from April 30, 2008. This balance includes trade accounts payable and accrued expenses of $4,066,137 and accrued salaries and benefits of $168,185. Of the total accounts payable and accrued expenses at October 31, 2008, approximately $2,937,373 relates to our Stevioside segment, $1,161,150 relates to our Chinese and Veterinary Medicine segment and $135,799 relates to our corporate operations. The increase at October 31, 2008 from April 30, 2008 reflects the overall increase in our level of operations and the acquisition of Qufu Shengwang.

At October 31, 2008, we held cash of $6,782,197 as compared to cash of $6,811,136 at April 30, 2008, a decrease of $28,939. While we did borrow $100,000 during the six months ended October 31, 2008, the decrease is primarily a result of timing differences in payments of liabilities and receipts of cash from sales.

During fiscal 2009, we may seek to raise additional working capital to further augment our cash position and to provide additional funds for expansion through acquisition, and expanded marketing and distribution as we seek to bring distribution of stevioside to North American markets. We do not have any firm commitments for any additional capital and there are no assurances we will obtain a commitment upon terms and conditions which are acceptable to us.

Cash flows

Net cash used in operating activities decreased to $479,708 during the six months ended October 31, 2008 as compared to cash used in operating activities of $2,332,129 for the prior period in fiscal 2008. For the six months ended October 31, 2008, our material sources of cash included net income of $715,465, non-cash depreciation of $766,070, and stock-based compensation of $247,496. Further, cash from operations was increased by a $473,858 decrease in accounts receivable and $1,348,826 increase in accounts payable. These increases were offset by cash used to stockpile inventory during the stevia leaves harvest season representing an increase in inventory of $3,619,213 which includes $801,000 worth of inventory related to our acquisition of Qufu Shengwang. Comparatively, for the six months ended October 31, 2007, we used $2,882,449 to fund increases in inventory, $784,857 to reduce accounts payable and accrued expenses and $120,407 in increased levels of accounts receivable. These uses were offset by a reduction in prepaid expenses and other current assets of $1,050 and an advance from related parties of $430,043.

Net cash used in operating activities increased to $944,301 during fiscal 2008 as compared to cash provided from operating activities of $2,427,598 for fiscal 2007. For the year ended April 30, 2008, we used $1,519,253 to fund increases in inventory, $1,580,596 to reduce accounts payable and accrued expenses and $1,018,775 in increased levels of accounts receivable. These uses were offset by a reduction in prepaid expenses of $537,429. These increases in the use of cash in our operations are due primarily to the overall increase in sales levels and increased funding required to maintain these higher levels of operations. Comparatively during fiscal 2007, cash provided by operating activities of $2,427,598 is primarily due to an increase in accounts payable and accrued expenses of $2,204,464, which was offset by primarily an increase in inventory and accounts receivable of $975,385 and $224,976, respectively, and a decrease in advances from customers of $21,584.

During the six months ended October 31, 2008, net cash provided by investing activities totaled $229,234 which is comprised of $410,704 of cash acquired during our acquisition of Qufu Shengwang, offset by capital expenditures of $181,470, as compared to cash used in investment during 2007 for capital expenditures of $607,272 during the six months ended October 31, 2007. During fiscal 2008, the majority of the capital expenditures related to construction and completion of a new stevioside facility.

Net cash used in investing activities totaled $740,022 during fiscal 2008 as compared to $8,186,388 during fiscal 2007. During fiscal 2007, the bulk of the capital expenditures related to construction and completion of the new Stevia facility. This new facility was essentially completed in March 2007 with production commencing in July 2007.

Net cash provided by financing activities totaled $100,000 during the six months ended October 31, 2008 and was all attributable to one secured loan during the period. On July 1, 2008, the Company and Mr. Laiwang Zhang, our President and Chairman, entered into a $100,000 note payable agreement with China Direct Investments, Inc., a consultant to the Company. The note bears interest at 6% per annum, and is secured by 400,000 shares of our common stock held by Mr. Laiwang Zhang, and is due with all related accrued interest on July 1, 2009. During the six months ended October 31, 2007 cash provided by financing activities was $713,154 comprised of proceeds from the exercise of warrants.

Net cash provided by financing activities was $1,143,153 during 2008, and was all attributable to the exercise of warrants of $714,154 and an advance from a related party of $430,000, as compared to $6,867,738 for the year ended April 30, 2007. During fiscal 2007, we also received $3,307,100 from subscriptions receivables reduced to a certain extent by $975,487 in short-term loan repayments

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

–	Any obligation under certain guarantee contracts;

–	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

–

Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position; and

–

Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

BUSINESS

We sell stevioside, a natural sweetener, as well as herbs used in traditional Chinese medicines and veterinary products. Substantially all of our operations are located in the People’s Republic of China (PRC). We have built an integrated company with the sourcing and production capabilities designed to meet the needs of our customers.

Our operations are organized into two operating segments related to our product lines:

–	Stevioside - a natural sweetener, and

–	Traditional Chinese medicine formula extracts and veterinary medicines.

The products manufactured and sold by these operating groups include.

Stevioside - A Natural Sweetener

We manufacture and sell stevioside, a 100% natural sweetener which is extracted from the leaves of the stevia rebaudiana plant, a green herb plant of the Aster/Chrysanthemum family. We also purchase and resell finished stevioside products from third party manufacturers. For fiscal 2008 and 2007 revenues from this segment represented approximately 56% and 54% of our total net revenues, respectively. For the three and six months ended October 31, 2008, net revenues from this segment represented approximately 57% and approximately 60%, respectively, of our net revenues.

We have been engaged in the continuous production of stevioside since 1998. While it is difficult to obtain exact figures, we believe the total worldwide production of stevioside to be approximately 2,000 to 3,000 tons per year. In our estimation China accounted for approximately 1,200 to 1,500 tons of this annual production in 2008. Our present capacity is approximately 500 tons annually following the completion in 2007 of the expansion of our manufacturing facilities.

We are a member of China Stevioside Sugar Association established in November 1988. This association seeks to harmonize the relationships among other participants in the industry, to promote technological innovation, to supervise quality control, to establish marketing guidelines, to assist the association to set long term goals, industrial policy and technical standards, and to collect information on the domestic and foreign stevioside industry and supply the information to its members.

The leaves of the stevia rebaudiana plant have been used for centuries to sweeten bitter beverages and to make tea in the plant’s native Paraguay. Stevia is grown commercially in Brazil, Paraguay, Uruguay, Central America, Israel, Thailand and China. The stevia rebaudiana plant was first introduced to China in 1977 and commercial harvesting of stevia started in the mid-1980’s. There are two major species of stevia grown in China; one was cultured by Chinese researchers and another was introduced from Japan. According to the China Stevioside Sugar Association, by 2004 China had grown to be the world’s largest exporting country of stevioside, with a volume exceeding 80% of the overall amount of stevioside produced worldwide. Most stevioside is exported by Chinese manufacturers throughout Asia, primarily to Japan and South Korea.

          The Use of Stevioside and Related Approvals

We believe worldwide demand for alternative sweeteners, such as our stevia based products, is increasing at a rate of 15% to 20% per year. While stevioside has been sanctioned by the Ministry of Health of China to be used as a food additive, and is listed in the Sanitation Standard of Food Additives (GB2760), the number of countries in the world which permit the use of stevioside as a food additive is limited. As of the date of this annual report, Japan, Korea, China, Taiwan, Indonesia, Israel, Germany, Brazil and Paraguay permit the use of stevioside as a sweetener and food additive. In these countries stevioside may be used in a wide variety of consumer products including soft drinks, vegetable products, tabletop sweeteners, confectioneries, fruit products and processed seafood products. However, most Western nations, including the United States, permit the use of stevioside as a dietary supplement only and do not permit the use of stevioside as a food additive.

While stevioside has been used as a dietary supplement in the U.S. since the mid-1980’s, until recently the United States Food and Drug Administration (FDA) has labeled stevioside as an “unsafe food additive”. The FDA’s position was that available toxicological information on stevioside is inadequate to demonstrate its safety as a food additive or to affirm its status as generally recognized as safe (“GRAS”). When sold as a dietary supplement, dietary ingredients, including stevioside, are not subject to the food additive regulations of the FDA. Recently, however, in December 2008 several beverage companies received notification from the U.S. Food and Drug Administration (FDA) stating that the agency had no objection to the conclusion of an independent expert panel which reviewed research that rebaudioside A (rebiana) is generally recognized as safe for use as a general purpose sweetener. This notification followed a multi-year review by the Joint FAO/WHO Expert Committee on Food Additives which determined in July 2008 that high purity, food-grade rebiana is sale for its intended use as a general purpose sweetener.

Canada and Australia also permit the use of stevioside as a dietary supplement but not as a food additive. Stevia is also not approved for use in the European Union, Singapore or Hong Kong.

          Our Customers

We sell stevioside on a wholesale basis to customers primarily located in China and Japan. Our primary target market is domestic food manufacturers and foreign trade companies which export the products from China to Japan, Korea and Southeast Asia. For fiscal 2008, approximately 50% of our total revenues from this segment were represented by sales to domestic food manufacturers while the remaining 50% were represented by sales to foreign trade companies for export. No customer represented more than 10% of our total net revenues from this segment in fiscal 2008 or 2007.

In June 2007, Qufu entered into a purchase agreement with Qingdao Tariff-Free Zone Sanfenghe Trading Co., Ltd. (“Qingdao”) expiring in August 2008. Under the terms of the agreement, Qufu will provide to Qingdao 120 metric tons of stevioside in accordance with certain specifications at the rate of 10 metric tons per month. Unless either party gives written notification one month before the expiration date; the agreement will automatically extend for another year. The order represents for approximately 40% of the production capacity at our newest stevioside factory. Since inception of this purchase agreement, we have supplied approximately 27 metric tons of stevioside. In August 2008, this agreement was renewed for an additional year.

In July 2007, we entered into a representation and distributorship agreement with Agra Uluslararasi Ticaret, Ltd. (“Agra”). Under the terms of the agreement, Agra was to be our sole and exclusive representative and distributor in Turkey for all stevia based products. The agreement became effective on October 1, 2007 and initially extended through December 31, 2012. During 2008, we did not generate sales from this agreement due to pending approvals for the use of stevia based products as a dietary supplement from the Turkey government and this agreement was subsequently terminated. We are in discussions to terminate this agreement, as the Turkish government has been slow to approve stevia based consumer products as dietary supplements.

In an effort to further expand our markets, in February 2006, we formed Sunwin Stevia International to market our OnlySweet™ sweetener in North America.

OnlySweet is an all natural, zero calorie, dietary supplement comprised of three natural ingredients, including stevia. This product, which renewed Kosher certification in May 2008, is manufactured in the United States using our stevioside at an FDA approved blending facility and sold in boxes of 100 and 200 sachets of one gram each.

Since June 2007, we have received multiple orders from national and regional grocery chains to carry OnlySweet. For 2008, we reported net revenues of approximately $537,000 from sales of OnlySweet as compared to net revenues of approximately $44,000 in fiscal 2007. For the six months ended October 31, 2008 we reported net revenues of approximately $299,235 from sales of OnlySweet. Currently, OnlySweet is carried in 4,000 stores in 33 states and is generally displayed in the sweetener aisle with alternative sweeteners. Weintend to continue to focus on marketing not only as a zero calorie sweetener alternative, but also on all natural products as a “green” alternative. Natural products are one of the fastest growing segments in the grocery industry.

          Raw Materials

The Shandong Province is a primary harvesting base of stevia leaves as well as the main region for the production of stevioside in China. Prior to fiscal 2007, we routinely entered into harvesting contracts with local farmers to insure sufficient supply of raw materials. Under these agreements, we generally paid the farmers 30% of the contract price in March of each year at the time the seed is planted, and the remaining 70% upon delivery of the leaves.

Beginning fiscal 2007, we noted that the stevia rebaudiana harvest in China was expanding. This expanded harvest stabilized the supply of stevia leaves and as a result it is no longer common to prepay farmers to harvest stevia to ensure a steady supply. Rather, beginning in fiscal 2007, we now purchase all raw materials directly from the market and pay for the leaves at the time of purchase. Currently the price of stevia leaves ranges from approximately $1,500 to $2,500 per ton, and the price of refined stevioside ranges from approximately $25,000 per metric ton for low grade to $35,000 per metric ton for the grade of stevioside which we commonly produce. Under this new policy, we maintain control over quality by testing the stevia leaves at the time of purchase. Our internal policy is to only purchase stevia leaves with a stevioside content of greater than 12%. We believe there is ample supply of leaves with a stevioside content in excess of 12% available in the market.

          Manufacturing, Extraction and Packaging; and Resale Distribution

We use a traditional extraction technology of a natural “aqueous extraction” process which involves the use of purified water extraction and air dehydration to produce our stevioside. This all natural method results in a pure white stevia crystal, with no brownish coloring. We set our production schedules based on the market demand and our capacity. In 2005, we implemented a new process which enhances the extraction process enabling us to increase the purity of our stevioside which results in a more flavorful product.

The extraction process for stevioside generally takes seven days. The plant leaves are first dried and then inspected to insure quality leaves are used in the extraction process. We then use a combined process involving a solid/liquid extraction procedure, followed by a liquid/liquid-purifying step that is traditionally used to extract the stevioside from stevia. Once the extraction process has been completed, the final product is ready for packaging and shipment to our customers. We bulk package our stevioside in 10 kilogram packages, two per box. We generally maintain an inventory representing approximately a one month supply of finished product. In fiscal 2008, we increased our inventory levels of stevia leaves as we increase our internal production to maintain a regular production schedule. In fiscal 2008, we manufactured approximately 400 tons of stevioside as compared to approximately 178 tons in fiscal 2007.

During fiscal 2008, approximately 7% of our total net revenues from this segment were generated from reselling approximately 29 tons of stevioside purchased from third party manufacturers, of which four primary manufacturers supplied us with approximately 21 tons. The resale from our four primary manufacturers accounted for approximately 5% of our total net revenues from this segment. During fiscal 2007, approximately 47% of our total net revenues from this segment were generated from reselling approximately 158 tons of stevioside purchased from third party manufacturers, of which four primary manufacturers supplied us with approximately 122 tons. The significant reduction in our purchase and resale of Stevioside from third parties reflects the completion of our new manufacturing facility and reduced dependence on external sources to meet our customer demands.

In March 2007, we completed construction of an additional stevioside manufacturing facility located in the Shuyuan Economic Zone of Qufu City, of the Shandong Province. The new facility is located approximately 10 miles from our original stevioside manufacturing facility. We invested approximately $10,324,000 to construct this new facility. Upon completion the new facility went through a trial production test through June 2007 and commenced full operations in July 2007. This new manufacturing facility, which received its GMP certification in July 2008, increased our total annual capacity to 500 tons. This additional production is being marketed to China, Japan, South Korea, and other Far East countries such as Singapore, Malaysia, Thailand, and India.

Veterinary Medicines and Traditional Chinese Medicine Formula Extracts

We also manufacture and sell a comprehensive group of veterinary medicines, including seven series of more than 200 products, as well as traditional Chinese medicine formula extracts which are used in products made for use by both humans and animals. For fiscal 2008 and fiscal 2007 this segment represented approximately 43% and approximately 46% of our total net revenues, respectively, and approximately 40% of our net revenues for the six months ended October 31, 2008.

          Veterinary Medicines

We are a leading advocate of preparing animal medicine from Chinese herbs, especially in antiviral and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines made from traditional Chinese medicines or combining traditional Chinese medicine with Western medicine for feed additives, feeds and antibiotics. These products are sold throughout 28 Provinces in China.

Historically, antibiotics were added to animal feed in an effort to produce healthier animals. However, many scientists now believe this practice can produce some unforeseen and unwanted effects. Some studies indicate antibiotics and chemical compound medicines that are contained in feeds will accumulate in the animal body, and can possibly cause harm to human beings. Penicillin, streptomycin and sulfanilamide medicines often emit allergic and abnormal reactions; aureomycin can lead to allergic reactions; chloromycetin can arouse anti-regenerating anemia, hemoblast reducing, and liver damnification; olaquindox can cause abnormal gene development; and furazolidone can create cancerous cells in animal organisms.

Many scientists believe incorporating antibiotics into animal feeds could, over a long period of time, convert some bacteria into antibiotic resistant bacteria. Under this assumption, these antibiotic resistant bacteria then spread the antibiotic resistant genes to other sensitive bacteria, generating the resistance to some medicines which then inhibit or prevent the cure of certain diseases that originally could be prevented and cured by such medicines.

Animal feed additives based upon traditional Chinese medicine are increasingly being regarded as desirable as they lack the drawbacks of chemical compounds, even though these traditional Chinese medicines may not be as potent as chemical compounds in terms of stimulating growth of livestock. Many traditional Chinese medicines have dual functions of nourishment and medicinal, which not only accelerate the sucrose metabolism of the organism and synthesis of the protein and enzyme, but also increase the efficiency of the antibody and the growth of the sex gland. The healthy growth of the sex gland would in turn enhance muscular system development. The traditional Chinese medicines have the effect of sterilizing and resisting the bacteria and adjusting the organism immunity function. As a result of these benefits, many countries are developing and researching natural traditional Chinese medicine feed additives.

We manufacture and sell all natural polysaccharid and flavonoid extraction compound feed additives. We believe this compound has little or no side effects and can be substituted for antibiotics and chemical compounds often found in animal feeds. We believe our product provides a number of additional benefits, including:

–	Producing safe and healthy animal foods,

–	Reducing fat and cholesterol contents, improving the quality of animal feeds, and in turn improving the taste of livestock and birds,

–	Reducing potential toxicity associated with antibiotic and chemical compounds present in animal feeds,

–	Improving growth of the livestock,

–	Improving the disease-resistance of the animal. We believe the product regulates the intestines which in turn prevent or aids in the resistance to diseases, and

–

Reduced labor cost. The products contain plant active substances such as flavonoid, and multi-hydroxybenzene. The additives serve a binary purpose; restraining the growth of mildew thereby improving the taste of the animal feed and increasing appetite. By increasing the animal’s appetite, the animal feeds in less time thereby reducing labor costs.

We also sell our brand of CIO2 food disinfectant. ClO2, a chemical employed in both industrial and commercial applications, was developed successfully in 1985. It was regarded as a food disinfector by the European Environmental Protection Unit and the U.S. Environmental Protection Agency and was sanctioned as a food additive by the U.S. Food and Drug Administration. Japan, Australia, and the European countries followed suit and regarded ClO2 as the fourth generation of safe disinfectant and food additive as a substituted to chlorine serial disinfectants. CIO2 is regarded as an A-grade safe additive by the World Health Organization and has been strongly promoted on a global scale since February 2004.

In February 2004, the Ministry of Agriculture in Beijing sanctioned our new ClO2 disinfectant as a Ministry recommended product for the prevention of the spread of bird flu virus.

During fiscal 2006, we also launched five additional veterinary medicine products; Amoxicillin, Cephalosporium, Ampicillin, sodium oxacillin, and penbritin. These five new products, employed as antiviral agents to combat fever and treat respiratory tract infections, accounted for approximately 20% and 15% of our total net revenues from this segment in fiscal 2008 or 2007, respectively. We have the ability to manufacture these products in both tablet and liquid form.

Our Chinese herbal-based veterinary disinfectant, Xuyikang, has been proven to be 100% effective in preventing the spread of the Foot-and-Mouth Disease virus in an in vitro research study in baby mice infected with the virus. The research study was independently conducted by the National Food and Mouth Disease Research Laboratory of China in 2007. The test results demonstrate that Xuyikang was successful in preventing uninfected mice from contracting the virus following contact with mice infected with Foot-and-Mouth virus for a minimum of 30 minutes under room temperature in a controlled environment.

          Hypericin

Recently, scientists from Ha’erbing Veterinary Institute of the Chinese Academy of Agricultural Sciences, Animal Influenza Laboratory of the Ministry of Agriculture, and National Bird Flu Reference Laboratory performed an independent study of our veterinary disinfectant products. The disinfectants were produced with Hypericin as a root compound. Hypericin is a derivative of St. Johns Wort. In November 2005, the Department of Livestock Farming for Shandong Province Government submitted an application to the Livestock Farming Bureau of the China Ministry of Agriculture for approval of Hypericin related products as a class one new veterinary medicine to treat strains of the avian flu virus. In fiscal 2008, we were advised the Chinese government had elected to euthanize infected animals rather than treat them and our application was suspended. We continue to market Hypericin related products for the treatment of the common flu virus in animals.

          Our Customers

We sell our veterinary medicine products on a wholesale and retail basis to livestock and poultry farmers, retail veterinary product outlets and cultivating businesses. During fiscal 2008 and 2007, no customer accounted for more than 10% of our total net revenues from this segment in fiscal 2008 or 2007. We do not have contracts with our customers and sales are made under a purchase order arrangement. General payment terms for our veterinary medicine products range from prepaid prior to shipment to net 60 days. We offer discounts to our veterinary medicine customers for payment in full 60 days in advance of delivery. The discount ranges from 2% to 3% and is only applicable to items not currently in inventory. In fiscal 2008 and fiscal 2007, such discounts were minimal and not material.

          Raw Materials

We purchase the raw materials for medicines and feed additives produced on the open market from a number of suppliers in the PRC to ensure the best price and highest quality ingredients. For products which are based on traditional Chinese medicines, we use extract formulas produced by our own traditional Chinese medicine formula extract group. We have not experienced any difficulty in obtaining the necessary raw materials for our veterinary medicine products.

Since 2007, we incurred an increase in the cost of certain raw materials ranging from approximately 20% to 40% for our medicines and feed additives depending on the material category. The increased pricing was due to a supply shortage created by the Chinese Central Government’s policy related to environmentally harmful chemical plants. In 2006 and 2007 the central government forced the closure of environmentally harmful chemical plants in order to diminish environmental pollution. Since the implementation and enforcement of the policy, the central government has petitioned larger chemical plants in compliance with environmental laws to increase production in an effort to meet market demand. At this time we are unable to determine if the Governments’ policies in this area will have a permanent impact on our raw materials cost structure for this segment. This price increase contributed to lower margins for affected products for fiscal 2008 and 2007. Furthermore, these margins weakened further during the first six months of fiscal 2009

          Traditional Chinese Medicine Formula Extracts

Chinese herbal medicine has been applied as a means of both the prevention and treatment of illness and disease.

We believe many modern chemical medicines contain high toxicities and present numerous side effects. Purely chemical based medicines are difficult, time consuming and expensive to develop. We believe natural Chinese traditional medicines represent an alternative approach offering advantages over a variety of chemical medicines and the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of “natural” and “green” products in a variety of industries.

We manufacture and sell approximately 120 different extracts of the estimated 400 traditional Chinese medicine extracts, which can be divided into the following three general categories:

–	single traditional Chinese medicine extracts,

–	compound traditional Chinese medicine extracts, and

–	purified extracts, including active parts and monomer compounds such as soy isoflavone.

          Our Customers

We sell our traditional Chinese medicine formula extracts on a wholesale basis to domestic traditional Chinese medicine manufacturers and animal pharmaceutical manufacturers primarily located in China. For fiscal 2008 and 2007, no single customer represented more than 10% of our total net revenues from this segment. We do not have contracts with our customers and sales are made under a purchase order arrangement. We generally require 10% to 30% deposit at the time an order is submitted, and offer payment terms of between six months to one year for the balance of the order.

In April 2006, we formed Sunwin Canada in part to market our traditional Chinese medicines throughout Canada. The traditional Chinese medicines are based on Chinese herbal remedies and include Hypericin, Honeysuckle, Angelica, Chrysanthemum, Epimedium, and Dandelion. Sunwin Canada submitted applications to Health Canada, a Federal department responsible for helping Canadians maintain and improve their health, for 13 product licenses in fiscal 2007. Among the applications, four product licenses were approved on March 20, 2007 including Sunwin Astragalus Extract 200 mg, Sunwin Milk Thistle Extract 200 mg, Sunwin Angelica Extract 300 mg, and Sunwin Mugwort Extra ct 200 mg. The nine other applications are pending, which requires approximately one to three years to process. Sunwin Canada was established to directly sell our medicine and stevioside products to Canadian retailer stores. Currently, this subsidiary, which has only one employee, focuses on the preparation and submission of approvals necessary to commence marketing of our products in Canada and, accordingly, recorded no revenues in fiscal 2008 or the first six months of fiscal 2009.

          Raw Materials

The business of extraction of Chinese herbs is a growing industry in China. Many industries, including pharmaceutical companies, chemical companies, health products companies, biological engineering companies and research and development institutions, have entered the field. A key factor to success in this industry is where the herb grows. “San Qi”, a very popular herb, grows in the YunNan province; accordingly, many companies engaging in extraction have established operations there. For the same reason, companies in Inner Mongolia are focusing on production of “Gan Cao” extraction, and most companies in the Ji Lin province are preparing the extraction of ginseng while in the Xin Jiang province, companies are extracting the “Ma Huang Su” and “Gan Cao”.

Most of our raw material purchases are from the country’s herbal harvesting bases in the Shangluo Area of the Shanxi Province located in the Qinlin Area. This area as well as the Haozhou Area of the Anhui Province and the Anguo Area of the Hebei Province, two other herbal markets in China, are commonly referred to as the Chinese Traditional Medicine Treasury, We do not purchase these materials under contract, accordingly, a change in the market for these goods, while not anticipated, could have an adverse impact on our cost structure and related margins in this segment. We purchase raw materials from a number of suppliers to ensure favorable pricing and, we believe, ample supplies of quality materials are available.

          Formulation, Manufacturing and Packaging

We manufacture approximately 120 extracts used in traditional Chinese medicine. The production time is generally seven days. These formulas are either commonly used formulas published in the National Medicine Dictionary or industry standard formulas which may have been developed by university research scientists or internally developed by our research and development personnel. Formulas developed by our company must first be approved by the Shandong Bureau of Quality and Technical Supervision prior to use.

The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract. Once the purification process has been completed, the extract is concentrated and re-filtered at which time it is ready for packaging and shipment to our customers. The extracts are bulk packaged in 25 kilogram barrels. We utilize just in time manufacturing for our traditional Chinese medicine extracts and generally do not maintain an inventory of finished products.

          New Product Development

We engage in new product development both through our internal research facilities and in partnership with a number of research facilities in the PRC including:

–	Shandong Medical University where we are engaged in a project for the joint development of molecular absorption purified rutoside,

–	Kelong Bio-Tech Co., Ltd. Biology and Physics Research Center of Chinese Academy of Science where the project is the joint development of soy bean oligosaccharide, and

–	Tianfulai Bio-Tech Technology Co., Ltd. (Beijing) where the project is the joint development of traditional Chinese medicine polysaccharide anthone extracted powder for forage.

We also utilize the research facilities of Beijing Medical University, China Agriculture University and Taiwan Renshan Bio-Tech Co., Ltd. We pay for the use of these facilities on an as needed basis and the costs are included in our research and development expenses. For fiscal 2008 and 2007 we spent approximately $89,817 and $63,274, respectively, on research and development. We have successfully developed in excess of 40 veterinary medicines used to treat a variety of infectious diseases.

U.S. and Chinese Advisors

From time to time we have engaged consultants to assist us with operation and regulatory framework applicable to U.S. public companies. Both of these consulting companies are subsidiaries of China Direct, Inc., a U.S. based company.

On April 24, 2007 we entered into a consulting agreement with CDI Shanghai Management Co., Ltd. to provide support to us in a variety of areas, including general business consulting, identification of potential acquisitions targets in the Asian region as well as business development opportunities for our products in the Asian region. In connection with this agreement, we issued 1,200,000 shares of our common stock, with a fair valued of $600,000, to be earned over the term of the agreement which expired on April 30, 2008. The agreement further provided that we would pay Capital One Resources Co., Ltd. and/or its designees discretionary award fees payable in cash or marketable securities. In April 2007, under the terms of this agreement, we paid an additional discretionary award fee of 305,000 shares of our common stock with a fair value of $152,000. This agreement expired in April 2008.

On April 30, 2007 we entered into a one year agreement with China Direct Investments, Inc. Under the terms of the agreement China Direct Investments, Inc. was engaged to provide advice regarding general business development of Sunwin Stevia International, assist in the creation of marketing and sales plan, identify, evaluate and structure potential mergers or acquisitions and support us in the development of our OnlySweet™ line of products. As compensation for services, China Direct Investments, Inc. will receive, in perpetuity, 4% of the annual gross revenue generated by Sunwin Stevia International and/or its proprietary line of products. The agreement may be terminated by either party upon 30 days notice; however, compensation earned or accrued through the date of termination is retained. On April 30, 2008, China Direct investments, Inc. waived the fee.

Competition

All of our product groups operate in highly competitive markets. There are approximately 30 stevioside manufacturers in China, with approximately 10 companies operating on a continuing basis. Of these 10 companies, our primary competitors in the stevioside market are Ganzhou Julong High Technology Food Industry Co., Ltd. and Shandong Huaxian Stevia Co., Ltd. Similar to our Company, these two companies have the capacity to produce approximately 500 tons annually. Other companies periodically enter the industry depending upon the market demand. These short-term participants may choose to stop production when the raw materials are not readily available in the marketplace. This sporadic oversupply of product can adversely affect our market share. In addition to competing with other Chinese companies, we also compete with growers and processors in Japan, the world’s largest market for stevioside. We believe we compete effectively in this product segment based on our production capabilities and product quality.

Our principal competitors in our veterinary medicine product line are China Animal Husbandry Industry Co., Ltd., Qilu Animal Health Products Factory Co., Ltd. and Shinjaizhuang Huamu Animal Husbandry Co. Ltd. In addition, as China is a member of the WTO many good quality competitive products are imported into the Chinese market at reasonable prices. We seek to expand our product offerings and improving quality control. We will need to continually develop new products and applications. We also are challenged to broaden our product line to meet consumer demand and compete with foreign made products.

The market in China for traditional medicine extracts is extremely competitive. We believe there are more than 500 companies engaged in herb extraction in China. Companies in many different industries, including pharmaceutical companies, chemical companies, health products companies, herb extraction companies, biological engineering companies and research and development institutions, are now engaged in herb extraction. Our major competitors include Anhui Xuancheng Baicao Plants Industry & Trade Co., Ltd., Sichuan Shifangkangyuan Medicine Materials Co., Ltd., and Lanzhou Lantai Bio-Engineering Tech Co., Ltd. Most products from these companies are exported to overseas markets. Competitive factors primarily include price and quality. We believe a key component in our ability to compete in our market segment in China is based upon the quality of our suppliers and our reputation in the market place. Globally, as demand for our types of products expand we believe we will be able to effectively compete against similar companies from other countries as a result of lower labor rates, and China’s soil and growing conditions which enable us to produce high quality products.

However, because the barriers to entry in the market are relatively low and the size of the potential market, we expect continued growth of our existing competitors in each of our product groups and the entrance of new competitors in the future. Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.

Intellectual Property

Our success depends in part on our ability to protect our intellectual property which includes various raw materials purification technologies used in our products. We have received trademarks from the U.S. Patent and Trademark Office covering the trade name “Only Sweet” and the tag line “Make Life Sweeter”, which we are using for our stevioside in our efforts to secure North American distribution of the product.

To protect our proprietary rights, in our dealings outside the PRC we generally rely on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. We do not have any similar agreements with any of our employees or consultants in the PRC. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. In the past three of our traditional Chinese medicine products and four of our veterinary medicine products have been copied by our competitors. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

Government Regulation

          China

Our business and operations are primarily located in the People’s Republic of China. We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. We believe we are in compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province. In addition, our operations must conform to general governmental regulations and rules for private (non-state owned) companies doing business in China.

The current GMP requirements set forth in the Quality System (QS) regulation are promulgated under section 520 of the Food, Drug and Cosmetic (FD&C) Act. They require that domestic or foreign manufacturers have a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices intended for commercial distribution in the United States. The regulation requires that various specifications and controls be established for devices; that devices be designed under a quality system to meet these specifications; that devices be manufactured under a quality system; that finished devices meet these specifications; that devices be correctly installed, checked and serviced; that quality data be analyzed to identify and correct quality problems; and that complaints be processed. Thus, the QS regulation helps assure that medical devices are safe and effective for their intended use. The Food and Drug Administration (FDA) monitors device problem data and inspects the operations and records of device developers and manufacturers to determine compliance with the GMP requirements in the QS regulation.

Qufu has received the permanent license from the Chinese government agency to operate as a Sino-U.S. joint venture. This license offers certain advantages. Joint ventures are generally perceived to be more financially stable enterprises. Furthermore, as a Sino - U.S. joint venture Chinese income taxes at the corporate level are waived for the first two years of operation, and then income taxes at the corporate level are reduced by 50% in the third, fourth and fifth year of operation.

          Canada

On January 1, 2004, the Natural Health Products Regulations made under the Canadian Food and Drugs Act came into force, requiring all natural health products, including vitamin and mineral supplements, to have a Natural Health Product license. Health Canada has provided a transition period of six years ending December 31, 2009, during which compliance action for Natural Health Products will be governed by the Health Products and Food Branch Inspectorate’s “Compliance Policy on Natural Health Products”. Natural Health Products are a subset of Drugs in the Food and Drugs Act. Recently, Health Canada has extended the transition period by one year amending the compliance deadline to December 31, 2010. These new compliance guidelines through the Office of Natural Health Products may affect the formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of our OnlySweet and Traditional Chinese Medicine products in Canada. Although we are unable to predict at this time the impact of any new compliance guidelines on our operations, we intend to use our best efforts to comply with these pending governmental regulations once enacted. Our wholly owned subsidiary, Sunwin Canada, was formed to directly sell our herbal medicines and stevioside based products into the Canadian market once they are approved. This subsidiary, which currently has one employee, is focused on the submission of the necessary approval applications to eventually market these products.

          PRC Legal System

Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary system is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC’s legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

          Economic Reform Issues

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its Japanese and Korean customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

To date, reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Our History

Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech from its stockholders in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. Sunwin Tech was organized in January 2004 before its acquisition of 80% of Qufu. As described below prior to the acquisition of Qufu, we did not have any business and operations. Concurrent with the closing of this transaction, our officers and directors resigned and current officers and directors of Qufu were appointed to their positions. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal stockholders for $175,000, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing. Following the transactions, the former Sunwin Tech stockholders owned approximately 68 % of our issued and outstanding capital stock.

Prior to our acquisition of Sunwin Tech, effective February 1, 2004, Sunwin Tech acquired 80% of Qufu from Shengwang Pharmaceutical, a company controlled by Mr. Laiwang Zhang, our President and Chairman, in exchange for 32,500,000 shares of Sunwin Tech’s common stock. At the time of this merger the minority stockholders of Qufu included Shengwang Pharmaceutical (17%) and Shengwang Group (2.5%)), both of which are controlled by Mr. Laiwang Zhang, our President and Chairman. The remaining minority stockholder, Qufu Veterinary Medicine Company, Ltd. (0.5%) was controlled by a Chinese state owned agency.

In July 2004 following the transaction with Sunwin Tech, we changed the name of our company from Network USA, Inc. to Sunwin International Neutraceuticals, Inc.

Subsequent to the acquisition of 80% of Qufu, Shengwang Group acquired the 17% interest of Qufu owned by Shengwang Pharmaceutical, and ultimately the Shengwang Group acquired the 0.5% Qufu interest owned by Qufu Veterinary Medicine Company, Ltd., after it was dissolved. These events resulted in Shengwang Group owning 20% of Qufu.

In February 2006, we acquired the remaining 20% of Qufu from Shengwang Group in exchange for 5,000,000 shares of our common stock valued at $2,775,000. At the request of Mr. Zhang, the control person of Shengwang Group, 2,000,000 shares which issued to Ms. Dongdong Lin, our Chief Executive Officer, and the remaining 3,000,000 shares were issued to Mr. Zhang. Of the total purchase price, approximately $179,994 was allocated to consulting expenses paid to Mr. Zhang and Ms. Lin as it represented the difference between the purchase price and the valuation of the minority interest purchased.

In May 2006, we entered into an oral agreement with Shandong Yulong Group, Limited, an unaffiliated third party, to acquire Qufu Pharmaceuticals Factory, a manufacturer of herbal medicines. Discussions regarding this potential acquisition were terminated in fiscal 2008.

On June 30, 2008, Qufu entered into an agreement to acquire a 60% interest in Qufu Shengwang from its shareholder Shengwang Group. This transaction was completed on September 2, 2008.

On September 2, 2008, Qufu amended its June 30, 2008 acquisition agreement with Qufu Shengwang and Shengwang Group. Under the terms of the September 2, 2008 amendment, Qufu agreed to acquire Shengwang Group’s 60% interest in Qufu Shengwang for $6,200,413 payable in cash at closing. The purchase price represented 60% of the revised value of the net assets of Qufu Shengwang of $10,334,022 as of April 30, 2008. Qufu Shengwang’s net assets were reduced from $11,693,666 to $10,334,022 as a result of the application of U.S. GAAP which required the elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang in its financial statements prior to completion of an audit of its financial statements as of April 30, 2008.

On November 18, 2008, Qufu further amended the June 30, 2008 acquisition agreement. Under the terms of the second amendment to acquisition agreement, Qufu agreed to acquire Shengwang Group’s 60% interest in Qufu Shengwang for $4,026,851. The purchase price represented 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008. The net assets of Qufu Shengwang were further revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

Employees

As of January 8, 2009, we employed 434 employees in the following areas:

Function	Number of Employees

Management and administration	46
Manufacturing, including quality control, and production	304
Research and development	8
Sales and marketing	76
Total	434

Our employees are primarily based in Qufu, China while some managerial and sales staff occasionally works in other Chinese cities or overseas on different projects. Each full-time Chinese employee is a member of a local trade union. Labor relations have remained positive and we have not had any employee strikes or major labor disputes. Unlike trade union in western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations. For fiscal 2008 and 2007 the cost of these contributions totaled approximately $ 113,751 and $134,273, respectively.

Property

Our principal executive offices are located in the Shuyuan Economic Zone of Qufu City, Shandong Province. This is the location of our new stevioside manufacturing facility completed in March 2007. The land use rights for the land on which the facility is constructed are held by Shengwang Group and the land is leased to Qufu at no cost. The new facility including the office space and stevioside manufacturing facility is comprised of approximately 64,000 square feet and is owned by Qufu.

In October 2002 Qufu entered into a lease agreement with Shengwang Pharmaceutical, an affiliate, which covers the approximately 54,000 square foot facilities used by our traditional Chinese medicine formula extract product group. This lease, which expires on October 1, 2012, provides for an annual rent of approximately $21,592, payable in a lump sum annually.

In October 2002 Qufu entered into a lease agreement with Qufu LuCheng Chiya Resident Commitment, an unaffiliated local governmental owned entity, which covers the approximate 25,200 square foot facilities used by our veterinary medicine product group. This lease, which expires in August 2012, provides for annual rent of approximately $24,290, payable in a lump sum annually.

In April 2004 Qufu entered into a lease agreement with Qufu ShengDa Industry Co., Ltd., an unaffiliated local governmental owned entity, which covers the approximate 36,000 square foot facilities used by our stevioside product group. This lease, which expires on April 1, 2014, provides for annual rent of approximately $4,048, for the first three years of the term and thereafter increases to approximately $6,747 for the balance of the lease term, payable in a lump sum annually.

Legal Proceedings

We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

MANAGEMENT

Directors and Executive Officers

NAME	AGE	POSITIONS

Laiwang Zhang	46	President and Chairman
Dongdong Lin	34	CEO, Secretary and director
Fanjun Wu	35	Chief Financial Officer
Chengxiang Yan	40	Director, General Manager of Qufu

LAIWANG ZHANG. Mr. Zhang has served as our President and Chairman since April 30, 2004 and he has served as Chairman of Qufu since January 2003. Mr. Zhang also serves as Chairman of Shengwang Pharmaceutical, a company engaged in the sale and distribution of Chinese herb medicines, since April 2000. In 1996, Mr. Zhang founded Shengwang Group, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products. Since April 1996, he has been General Manager of this company. From April 1992 to April 1996 Mr. Zhang served as Manager of our subsidiary Shengya Veterinary Medicine. From 1984 to 1992, Mr. Zhang served as President of Shandong Qufu Amylum Plant, a company that manufactures amylum. Mr. Zhang graduated from Shandong Technical University in 1984 with a Masters Degree in Engineering.

DONGDONG LIN. Ms. Lin has served as our CEO, Secretary and a member of our Board of Directors since February 2005. Ms. Lin served as Manager of the Technology Information Department of Shengwang Pharmaceutical, a company engaged in the sale and distribution of Chinese herb medicines, from January 2003 to December 2004. Ms. Lin joined Shengwang Group in 1996, serving as a supervisor from April 1998 to April 2000, and Manager of the Department of Export and Import from April 2000 to December 2002. Ms. Lin holds a Bachelors Degree in Technology English from Haerbing Industry University and a Masters Degree in Economics from the China Academy of Social Science.

FANJUN WU. Ms. Wu has been our Chief Financial Officer since April 30, 2004. Since 1997, she has been employed by Qufu, serving as Director of Finance Section from 1997 to 1998 and thereafter as Chief Financial Officer. From 1992 to 1996, she was Director of Finance Section for our subsidiary Shengya Veterinary Medicine owned by Shengwang Group before our acquisition in 2004.

CHENGXIANG YAN. Mr. Yan has been the General Manager of our subsidiary Qufu since 1999 and a member of our Board of Directors since April 30, 2004 following our acquisition of Qufu. From 1999 to 2004, he was the Director of the Marketing Department for that company. From 1996 to 1998, Mr. Yan was Director of the Marketing Department for Shengwang Group, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products, and from 1993 to 1996, he was Director of the Marketing Section for our subsidiary Shengya Veterinary Medicine owned by Shengwang Group before our acquisition in 2004. Mr. Yan graduated from Shandong Agriculture University in 1993 with a Bachelor’s Degree in Farming.

There are no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Key Employee

JEFFREY REYNOLDS. Mr. Reynolds, 46, has served as CEO of our Sunwin Stevia International subsidiary since October 2006. From 2004 to 2006, Mr. Reynolds was CEO and President of Alpha One General Contractors, a commercial general contracting firm in North Texas and from 2001 to 2004 he was Executive Vice President and Chief Planning Officer with Blue Chip Marketing and Communications, a marketing and communications services company for consumer products. From 1999 to2001, Mr. Reynolds served as President and Managing Director of Markatec, Inc. a privately owned marketing services company primarily focused on creating and implementing account specific co-marketing promotions in the consumer product industry, and, from 1992 to 1999, he was employed with Crossmark, Inc. a marketing organization in the consumer packaged goods industry, where he served as Senior Vice President of Corporate Sales Development and Marketing from 1997 until leaving the company. From 1989 to 1992, Mr. Reynolds was employed with Nestle Foods Company, serving as Non Grocery Region Manager from 1991 to 1992, as National Non Grocery Category Manager from 1990 to 1991, and as Regional Manager from 1989 to 1990. From 1984 to 1989, Mr. Reynolds was employed with Procter and Gamble; serving as a Unit Sales Manager from 1986 to 1989 and as Territory Sales Manager from 1984 to 1989.

Code Of Business Conduct and Ethics

In April 2005, we adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

–	honest and ethical conduct,

–	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

–	compliance with applicable laws, rules and regulations,

–	the prompt reporting violation of the code, and

–	accountability for adherence to the Code.

A copy of our Code of Ethics was filed as an exhibit to our fiscal 2008 annual report and we will provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices, attention: Corporate Secretary.

Committees of the Board of Directors

Our Board of Directors has not yet established an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our Board of Directors believes that the establishment of committees of the Board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given that all our operations are located in the PRC and our lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

–	understands generally accepted accounting principles and financial statements,

–	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

–	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

–	understands internal controls over financial reporting, and

–	understands audit committee functions.

Since the reverse acquisition of our company by Sunwin Tech in April 2004 our Board of Directors has been comprised of individuals who are members of our management or otherwise affiliated with our company. While we would prefer that one or more of our directors be an audit committee financial expert, none of our current directors either have professional backgrounds in finance or accounting.

All of our current management is located in the PRC and no member of our Board of Directors has previously served as an officer or a director of a U.S. public company. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Executive Compensation

The following table summarizes all compensation recorded by us in fiscal 2008 for:

–	our principal executive officer or other individual serving in a similar capacity,

–

our two most highly compensated executive officers other than our principal executive officer who made in excess of $100,000 in 2008 and who were serving as executive officers at April 30, 2008 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and

–	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at April 30, 2008.

For definitional purposes in this prospectus these individuals are sometimes referred to as the “named executive officers.” The value attributable to any option awards is computed in accordance with FAS 123R.

	SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION (a)	YEAR (b)	SALARY ($) (c)	BONUS ($) (d)	STOCK AWARDS ($) (e)	OPTION AWARDS ($) (f)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (g)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (h)	ALL OTHER COMPENSATION ($) (i)	TOTAL ($) (j)

Dongdong Lin	2008	3,240	8,900	0	0	0	0	0	12,140
	2007	7,500	0	0	0	0	0	0	7,500

How Ms. Lin’s Compensation is Determined

Ms. Lin, who has served as our CEO since February 2005, is not a party to an employment agreement with our company. Her compensation is determined by our Board of Directors, of which she is a member. The Board of Directors considered a number of factors in determining Ms. Lin’s compensation including the scope of her duties and responsibilities to our company, compensation levels of executives with comparable duties in similar companies such as ours and the time she devotes to our business. The Board of Directors did not consult with any experts or other third parties in fixing the amount of Ms. Lin’s compensation. During fiscal 2007 Ms. Lin’s compensation package included a base salary of $7,500. She does not receive any other form of compensation from our company. The amount of compensation payable to Ms. Lin can be increased at any time upon the determination of the Board of Directors.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of April 30, 2008:

OPTION AWARDS						STOCK AWARDS

Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#) (j)

Dongdong Lin	0	0	0	0	0	0	0	0	0

Stock Option Plans

          2005 Equity Compensation Plan

On March 23, 2005, our Board of Directors authorized and adopted our 2005 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. We reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes. There are no available shares remaining available for issuance, including pursuant to option grants, outstanding under the 2005 Equity Compensation Plan, nor are there any previously granted options which remain outstanding.

          2006 Equity Compensation Plan

On February 7, 2006, our Board of Directors authorized and adopted our 2006 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, administers the 2006 Equity Compensation Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price. We reserved 6,200,000 of our authorized but unissued shares of common stock for issuance under the 2006 Equity Compensation Plan. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2006 Equity Compensation Plan, although such shares may also be used by us for other purposes. There are no available shares remaining available for issuance, including pursuant to option grants, outstanding under the 2006 Equity Compensation Plan, nor are there any previously granted options which remain outstanding.

Director Compensation

We do not have a policy establishing compensation arrangements for members of our Board of Directors and no Board member received any compensation for his or her services during fiscal 2008.

Limitation on Liability and Indemnification Matters

The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

–	the officer or director conducted himself or herself in good faith;

–	his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

–

in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sunwin pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Fee

We pay Shengwang Pharmaceutical a management fee for services rendered on our behalf. These management services include costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for our principal offices and the research and development facilities we use. For the six months ended October 31, 2008 and the fiscal years ended April 30, 2008 and 2007 this management fee was $246,365, $316,454 and $199,166, respectively, which such amounts are included in our general and administrative expenses in the respective financial statements appearing elsewhere in this annual report. As described elsewhere herein, Shengwang Pharmaceutical is controlled by Mr. Zhang, our President and Chairman. We do not have a contract with Shengwang Pharmaceutical and the amount of annual management fee is subject to increase at Mr. Zhang’s discretion.

Amounts owed by Ms. Wu

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjun Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000.

At July 31, 2008 the amount outstanding under those notes was $372,900 and was reflected on our balance sheet as a subscription receivable. In addition, on September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from an unaffiliated party associated with the Chairman of our company. The loan bears no interest, is unsecured and is due on demand. On September 5, 2008, the three employees who collectively represented the amount of subscription receivable due us, which included Ms. Wu, agreed to pay the amounts of the subscription receivables owned by each of them directly to the lender in satisfaction of $372,900 of the amount owned by our company and lender agreed to accept in partial payment of amounts due him, payment by three employees of our company. As a result of this transaction, monies due us in the amount of $372,900, carried as a subscription receivable, were satisfied and the balance due to related parties was reduced by a similar amount.

Following this assumption, at October 31, 2008 the amount owed to us by Ms. Wu is $54,900.

Acquisition of Qufu Shengwang

On June 30, 2008, Qufu entered into an agreement to acquire a 60% interest in Qufu Shengwang from its shareholder Shengwang Group. The initial terms of the acquisition agreement provided that the purchase price would be $7,016,200 which represented 60% of the value of the net tangible assets of Qufu Shengwang of $11,693,666 as of April 30, 2008 as determined by an independent audit prepared in accordance with U.S. GAAP. This transaction was completed on September 2, 2008.

On September 2, 2008, Qufu amended its acquisition agreement with Qufu Shengwang and Shandong Group pursuant to which it reduced the purchase price for the 60% interest in Qufu Shengwang to $6,200,413. The reduced purchase price represented the revised value of the net assets of Qufu Shengwang of $10,334,022 as of April 30, 2008 which were reduced from $11,693,666 to $10,334,022 as a result of the application of U.S. GAAP which required the elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang in its financial statements prior to completion of an audit of its financial statements as of April 30, 2008.

On November 18, 2008, Qufu further amended the acquisition agreement to reduce the purchase price for the 60% interest in Qufu Shengwang to $4,026,851. The reduced purchase price reflects the reduction in the net assets of Qufu Shengwang to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

Purchase of shares by Shandong Group

On June 30, 2008, we entered into a Stock Sale and Purchase Agreement with Shengwang Group whereby it would purchase up to 29,000,000 shares of our common stock at a price of $.25 per share, representing approximately 32% of our issued and outstanding common stock, for an aggregate purchase price of $7,250,000. On September 2, 2008, we entered into an amendment to the Stock Sale and Purchase Agreement which increased the number of shares to be purchased by Shengwang Group to 29,525,776 shares at a revised price of $.21 per share, representing approximately 34% of our issued and outstanding common stock, for an aggregate purchase price of $6,200,413. In addition, the Stock Sale Agreement Amendment as amended provided that in the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with U.S. GAAP over a period of 36 consecutive months beginning the first day of the month following the closing of the stock purchase, then Shengwang Group will be obligated to return to us a number of shares of our common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the target amount less the amount of Qufu Shengwang’s net income earned over the earn-out period and the denominator is the target amount; by (ii) 29,525,776 which was the number of shares purchase under the Stock Sale Agreement Amendment.

In November 2008 we entered into a second amendment to the Stock Sale Agreement which reduced the total number of shares purchased by Shengwang Group 19,175,480 shares at a price of $.21 per share for a total purchase price of $4,026,851. As a result of the amendment to the stock sale agreement, we canceled 10,350,296 shares issued to Shengwang Group and refunded Shengwang Group $2,173,562 reflecting the reduced purchase price. The 19,175,480 shares of common stock purchased by Shengwang Group represented approximately 22% of our issued and outstanding shares of common stock prior to the transaction. The second amendment to the Stock Sale Agreement also reduced the number of shares utilized in the calculation to determine if Shengwang Group is required to return any shares of common stock to us based upon Qufu Shengwang’s future earnings to 19,175,480 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At December 31, 2008, we had 106,182,416 shares of common stock issued and outstanding. The following table sets forth information known to us as of December 31, 2008 relating to the beneficial ownership of shares of our common stock by:

–	each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;

–	each director;

–	each named executive officer; and

–	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 6 Shengwang Avenue, Qufu, Shandong, China. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by them (or certain persons whose ownership is attributed to them) and that can be acquired by them within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by them, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	% OF CLASS

Laiwang Zhang	12,539,802	11.8%
Dongdong Lin	4,984,108	4.7%
Chengxiang Yan	0	n/a
Fanjun Wu	1,732,052	1.6%
All officers and directors as a group (four persons)	19,255,962	18.1%

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our shareholders as well as any equity compensation plans not approved by our shareholders as of April 30, 2008.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Plans approved by shareholders:
2005 Equity Compensation Plan	0	N/A	0
2006 Equity Compensation Plan	0	N/A	0

A description of each of these plans is contained earlier in this prospectus under “Management - Stock Option Plans.”

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 2008 there were 106,182,416 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Common Stock Purchase Warrants

In March 2007 in connection with our 2007 Unit Offering described later in this prospectus under “Selling Security Holders”, we issued common stock purchase warrants to purchase an aggregate of 10,793,750 shares of our common stock. At December 31, 2008 warrants to purchase an aggregate of 9,696,590 remain issued and outstanding. The terms of these warrants provide:

–	they are exercisable for a period of five years at an initial exercise price of $0.65 per share,

–

the warrant is exercisable on a “cashless” basis on or after the required effective issue date, if there has been a “non-registration event” as described below and on the automatic exercise date, also as described below. A cashless exercise feature permits the holder, rather than paying the exercise price in cash, the option of surrendering a number of warrants equal to the exercise price of the warrants being exercised,

–

the number of shares issuable upon the exercise and the exercise price per share are subject to adjustment in the event of stock splits, stock dividends, reclassifications or a merger or consolidation (where we are not the surviving entity), and

–

so long as the holder holds the warrant or shares of common stock received upon the exercise of the warrant, the number of shares of our common stock underlying the warrant and the exercise price of the warrant is also subject to adjustment in the event we issue additional shares of our common stock or any other securities which are convertible or exercisable into shares of our common stock at a per share price less than the purchase price of the shares included in the 2007 Unit Offering, which was $0.42 per share, or the exercise price of the warrant without the consent of the holder, other than in certain specific instances. In this event, the exercise price of the warrant would be reset to the lower price. If necessary, we are obligated to issue additional shares of our common stock to the holder to take into account the amount paid, whether in cash or by cashless exercise, by the holder upon a previous partial exercise of the warrant for which the holder still owns the shares received thereupon.

Providing that the market price of our common stock is greater than the then current exercise price of the warrants, any warrants which have not previously been exercised on the expiration date of the warrant will be automatically exercised on a cashless basis.

The holders contractually agreed to limit the exercise of the warrants so that upon the exercise the holder’s beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, including shares of our common stock which are beneficially owned by affiliates of the holder, except during the 45 day period prior to the expiration date of the warrant of while there is a tender offer outstanding for any of our shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 66 Exchange Place, Salt Lake City, Utah 84111. Our transfer agent may be reached by telephone at 801-355-5740.

SELLING SECURITY HOLDERS

2007 Unit Offering

On March 23, 2007, we completed the sale of 9,812,500 shares of our common stock, at an offering price of $0.42 per share, to 18 institutional and accredited investors, and issued the purchasers five year common stock purchase warrants to purchase 9,812,500 shares of common stock at an exercise price of $0.65 per share in a private transaction exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act and Rule 506 of Regulation D. We received gross proceeds of $4,121,250 in the offering. The net proceeds from the offering will be used for working capital purposes.

The placement agent for the transaction, Skyebanc, Inc., received a cash fee of $15,960 and warrants to purchase 38,000 shares of common stock as compensation for its services. As described later in this section, Skyebanc, Inc. transferred warrants to purchase 14,440 shares of our common stock it received to Mr. Peter Fulton, an employee, as compensation to him. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock. The recipients of these fees are as set forth below:

Recipient	Cash Fee Paid	Warrants Issued

Alpha Capital Anstalt [1]	$12,468.75	56,425
Osher Capital Partners, LLC [1]	$59,482.50	280,325
Utica Advisors, LLC [2]	$71,951.25	336,750
Robert Prager [3]	$7,402.50	44,750
China Direct Investments, Inc. [4]	$—	225,000

	$151,305.00	943,250
1 Investor in the 2007 Unit Offering.
2 Advisor to Monarch Capital Fund, Ltd., an investor in the 2007 Unit Offering.
3 Provided due diligence services to Double U Master Fund, LP, an investor in the 2007 Unit Offering.
4 Advisor to our company.

The warrants issued to the placement agent and for the foregoing fees are substantially identical to the warrants issued in the offering. The terms of the warrants are described earlier in this prospectus under “Description of Securities - Common Stock Purchase Warrants.”

Until the earlier of January 31, 2008 or when all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders, we agreed not to file any additional registration statements with the SEC, nor issue any equity, convertible debt or other securities convertible into common stock or equity, nor modify any existing securities, without the prior consent of the investors. In addition, we agreed until the sooner of two years from the closing date of the offering or until all shares of common stock covered by this prospectus, including the shares underlying the warrants, have been sold by the holders not to:

–	enter into any equity line or credit or similar agreement,

–	issue or agree to issue any floating or variable priced equity linked securities with price reset rights,

–	adopt any officer, director, employee or consultant stock option or stock incentive plan,

–	amend our certificate of incorporation or bylaws in a manner which

–	is adverse to the rights of the investors,

–	repay, repurchase or otherwise acquire any of our securities or pay any dividends, or

–	prepay any financing related or other outstanding debt obligations.

We granted the purchasers a one year right of first refusal to purchase additional offerings of securities we may undertake; however, we have agreed that until the first anniversary of the closing date we will not enter into any financing transactions which provide for the issuance of shares of our common stock or securities convertible or exercisable into shares of our common stock.

In addition, the securities sold in this offering are subject to certain anti-dilution protections. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at a price per share of common stock or exercise price per share which is less than the per share purchase price of the shares of common stock in this offering, or less than the exercise price per warrant share, respectively, without the consent of the investors then holding securities issued in this offering, the purchaser is given the right to apply the lowest such price to the purchase price of shares purchased and still held by the purchaser and to shares issued upon exercise of the warrants and still held by the purchaser (which will result in the issuance of additional shares to the purchaser) and to the exercise price of any unexercised warrants. The anti-dilution provisions and the right of first refusal do not apply with respect to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs. The subscription agreements for the offering also contained customary, cross indemnification and contribution provisions.

We agreed to file a registration statement with the SEC covering the public resale of the shares of common stock underlying the shares of common stock sold in the offering, including the shares issuable upon the exercise of the warrants, within 45 days from the closing of the offering. We agreed to pay all expenses of the registration statement. The initial registration statement covering was declared effective by the SEC on June 5, 2007. This prospectus is part of a post-effective amendment to that registration statement.

Selling Security Holders

At December 31, 2008 we had 106,182,146 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of 10,196,590 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

–	500,000 shares which are presently outstanding, and

–	9,696,590 shares issuable upon the exercise of the common stock purchase warrants issued in the 2007 Unit Offering.

The following table sets forth:

–	the name of each selling security holder,

–	the number of shares owned, and

–	the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	% Owned Before Offering	Shares To Be Offered	Shares To Be Owned After Offering	% To Be Owned After Offering

Alpha Capital Anstalt (1)	1,243,925	1.16%	1,243,925	0	0%
Brio Capital L.P. (2)	350,000	*	350,000	0	0%
Capital One Resources Co., Ltd. (3)	500,000	*	500,000	0	0%
CMS Capital (4)	350,000	*	350,000	0	0%
Double U Master Fund, LP (5)	487,500	*	487,500	0	0%
Harborview Master Fund L.P. (6)	487,500	*	487,500	0	0%
Jeda Services Corp. (7)	25,000	*	25,000	0	0%
Lake Street Fund, L.P. (8)	475,000	*	475,000	0	0%
Monarch Capital Fund, Ltd. (9)	1,045,090	*	1,045,090	0	0%
Nite Capital, L.P. (10)	475,000	*	475,000	0	0%
Osher Capital Partners, LLC (11)	630,325	*	630,325	0	0%
NFS-FMTC SEP IRA FBO: David A. Stein (12)	40,000	*	40,000	0	0%
Peter Fulton (13)	14,440	*	14,440	0	0%
Platinum Long Term Growth VI (14)	1,187,500	1.11%	1,187,500	0	0%
Alicia B. Church (15)	23,810	*	23,810	0	0%
Anna L. LaPerna (16)	23,810	*	23,810	0	0%
Dennis Church (17)	47,620	*	47,620	0	0%
George R. Church (18)	11,905	*	11,905	0	0%
Harry L. Church (19)	11,905	*	11,905	0	0%
Michael E. Tanner (20)	23,810	*	23,810	0	0%
Richard J. Church (21)	933,330	*	933,330	0	0%
George L. Church & Dorothy R. Church (22)	23,810	*	23,810	0	0%
Skyebanc, Inc. (23)	23,560	*	23,560	0	0%
Treshnish Investment, Inc. (24)	350,000	*	350,000	0	0%
Utica Advisors (25)	336,750	*	336,750	0	0%
Whalehaven Capital Fund Limited (26)	950,000	*	950,000	0	0%
Yewen Xi (27)	125,000	*	125,000	0	0%

			10,196,590

* represents less than 1%

(1) The number of shares owned and offered includes 1,243,925 shares of our common stock underlying common stock purchase warrants with at an exercise price of $0.65 per share. Alpha Capital Anstalt received warrants to purchase 56,425 of these shares as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities owned by Alpha Capital Anstalt.

(2) The number of shares owned and offered includes 350,000 shares of our common stock underlying common stock purchase warrants with at a price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder or its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Shaye Hirsch has voting dispositive control over securities owned by Brio Capital L.P. Mr. Hirsch disclaims beneficial ownership of the shares being registered hereunder.

(3) The number of shares owned includes 500,000 shares of our common stock which are presently outstanding. We issued 500,000 shares to Capital One Resource Co., Ltd. as compensation for consulting services rendered under the terms of our agreement with China Direct Investments, Inc. and the balance of 1,200,000 shares as compensation for consulting services rendered under the terms of an agreement with Capital One Resource Co., Ltd. and its parent CDI Shanghai Management Co., Ltd. See “Business - U.S. Advisors.” The number of shares offered includes 1,200,000 shares of our common stock which are presently outstanding. Capital One Resource Co., Ltd. and CDI Shanghai Management Co., Ltd., are subsidiaries of China Direct, Inc. (NASDAQ: CDI) and affiliates of China Direct Investments, Inc. Messrs; James Wang and Marc Siegel, hold voting and dispositive control over securities held by Capital One Resource Co., Ltd. as CEO and President, respectively, of China Direct, Inc.

(4) The number of shares owned and offered includes 350,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Martin Lipsker has voting dispositive control over securities owned by CMS Capital.

(5) The number of shares owned and offered includes 587,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Double U Master Fund L.P. is a master fund in a master feeder structure whose general partner is B&W Equities, LLC. Mr. Isaac Winehouse is the manager of B&W Equities, LLC and has voting dispositive control over securities owned by Double U Master Fund, LP. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(6) The number of shares owned and offered includes 587,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Harborview Master Fund L.P. is a master fund in a maser feeder structure whose general partner is Harborview Advisors, LLC. Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors, LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

(7) The number of shares owned and offered includes 50,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. . Mr. David Stein has voting dispositive control over securities owned by Jeda Services Corp. The number of shares owned by Jeda Services Corp. excludes securities held by Penson Financial Services, Inc. SEP IRA FBO: David Stein (see footnote 15 below) over which Mr. Stein has voting and dispositive control.

(8) The number of shares owned and offered includes 475,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Scott Hood has voting and dispositive control over securities owned by Lake Street Fund, L.P.

(9) The number of shares owned and offered includes 1,187,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Joseph Franck has voting and dispositive control over securities owned by Monarch Capital Fund Ltd.

(10) The number of shares owned and offered includes 475,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. John Prinz has voting dispositive control over securities owned by Nite Capital L.P.

(11) The number of shares owned and offered includes 630,325 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. Osher Capital Inc. received 280,325 of these warrants as a due diligence fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Yisroel Kluger has voting and dispositive control over securities owned by Osher Capital, LLC.

(12) The number of shares owned and offered includes 75,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. David Stein has voting and dispositive control over securities held in the SEP IRA for the benefit of Mr. Stein. The number of securities owned in the SEP IRA for the benefit of Mr. Stein excludes securities owned by Jeda Services Corp. (see footnote 10 above) over which Mr. Stein has voting and dispositive control.

(13) The number of shares owned and offered includes 14,440 shares of common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The warrants were transferred to Mr. Fulton by his employer, Skyebanc, Inc. which received the warrants as partial compensation for its placement agent fees in the 2007 Unit Offering. Mr. Fulton received his securities in the ordinary course of business and at the time he received the securities to be resold, he had no agreement or understanding, directly or indirectly, with any person to distribute the securities. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(14) The number of shares owned and offered includes 1,187,500 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Mark Nordlicht has voting dispositive control over securities owned by Platinum Long Term Growth VI.

(15) The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(16) The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(17) The number of shares owned and offered includes 47,620 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(18) The number of shares owned and offered includes 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(19) The number of shares owned and offered includes 11,905 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(20) The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(21) The number of shares owned includes 933,330 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares offered includes 933,331 shares of our common stock which are presently outstanding and 933,330 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and her affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Church was an executive officer and member of our Board of Directors from May 2000 until April 2004 and has provided business advisory services to us from time to time.

(22) The number of shares owned and offered includes 23,810 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and their affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock.

(23) The number of shares owned and offered includes 23,560 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. Skyebanc, Inc., a broker/dealer and member of the NASD, received these warrants as partial compensation for its placement agent fee for the 2007 Unit Offering. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Vincent Labarbara has voting dispositive control over securities owned by Skyebanc, Inc.

(24) The number of shares owned and offered includes owns 350,000 shares of our common stock underlying warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Bernard Korolnik has voting dispositive control over securities owned by Treshnish Investment, Inc.

(25) The number of shares owned and offered includes 336,750 shares of our common stock underlying warrants with an exercise price of $.65 per share. Utica Advisors received these warrants as a due diligence fee as set forth above. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Solomon Eisenberg has voting dispositive control over securities owned by Utica Advisors.

(26) The number of shares owned and offered includes 950,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and its affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Michael Finkelstein has voting dispositive control over securities owned by Whalehaven Capital Fund Limited.

(27) The number of shares owned and offered includes 250,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $.65 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder and his affiliates at any one time does not exceed 4.99% of our issued and outstanding common stock. Mr. Xi has also provided business advisory services to us from time to time.

None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than Skyebanc, Inc. which received the securities as compensation for services as placement agent in the 2007 Unit Offering, and Mr. Peter Fulton, an employee of Skyebanc, Inc. as described in footnote 16 above.

None of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section or as set forth below

Certain of the selling security holders have participated in a prior financing concluded by us in July 2004 or April 2005. The following table describes their participation. The table does not give effect to the exercise of the warrants which took place subsequent to the date of the financing.

Securities Purchased

Name of Investor	Offering	Number of Shares Of Common Stock	Number of Warrants (1)

Yewen Xi	July 2004	300,000	300,000
Lake Street Fund, L.P.	April 2005	1,000,000	1,500,000
Monarch Capital Fund, Ltd.	April 2005	1,000,000	150,000
Osher Capital, Inc. (2)	April 2005	250,000	375,000
Richard J. Church	April 2005	750,000	1,125,000

(1) Each warrant was convertible into one share of common stock at an exercise price of $0.15 per share. All warrants, including those issued to investors in the April 2005 offering which did not investment in our 2007 Unit Offering, have subsequently been exercised.

(2) Osher Capital, Inc. is an affiliate of Osher Capital Partners, LLC, an investor in the 2007 Unit Offering. In addition to the securities purchased in the offering, Osher Capital, Inc. received 112,500 shares of our common stock as partial consideration for a due diligence fee.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

–	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

–	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

–	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

–	an exchange distribution in accordance with the rules of the applicable exchange;

–	privately negotiated transactions;

–	settlement of short sales entered into after the effective date of

–	the registration statement of which this prospectus is a part;

–	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

–	a combination of any such methods of sale;

–	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

–	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

–	the name of any broker-dealers;

–	the number of common shares involved;

–	the price at which the common shares are to be sold;

–	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

–	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

–	any other facts material to the transaction.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 31, 2008, we had 106,182,416 shares of common stock issued and outstanding. Of the issued and outstanding shares, 40,189,104 shares of our common stock are “restricted securities” and we have included 500,000 of those shares in the registration statement of which this prospectus is a part. In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431.

EXPERTS

Our financial statements as of and for the years ended April 30, 2008 and 2007 included in this prospectus has been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2008 AND 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors
Sunwin International Neutraceuticals, Inc.
Shandong, China

          We have audited the accompanying consolidated balance sheets of Sunwin International Neutraceuticals, Inc. and its subsidiaries as of April 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended April 30, 2008 and 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunwin International Neutraceuticals, Inc. and subsidiaries as of April 30, 2008 and 2007, and the results of their operations and their cash flows for the years ended April 30, 2008 and 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 15, 2008                (Except as to Note 1 as to the effects of the Restated Financial Statements dated September 11, 2008)

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30,

	2008	2007

	(Restated)
ASSETS

CURRENT ASSETS:
Cash	$6,811,136	$6,687,222
Accounts receivable, net of allowance for doubtful accounts of $467,415 and $360,878 for 2008 and 2007, respectively	4,163,839	2,854,681
Inventories, net	4,707,043	2,821,507
Prepaid expenses and other current assets	264,576	765,265

Total Current Assets	15,946,594	13,128,675

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,964,662 and $2,491, 941 for 2008 and 2007, respectively	14,151,293	13,190,693

Total Assets	$30,097,887	$26,319,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,649,817	$3,851,829
Advances from customers	12,726	17,192
Taxes payable	401,808	68,883
Due to related parties	431,443	1,307

Total Current Liabilities	3,495,794	3,939,211

OTHER PAYABLES	154,207	139,531

Total Liabilities	3,650,001	4,078,742

STOCKHOLDERS’ EQUITY:
Preferred stock: $.001 Par Value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $.001 Par Value; 200,000,000 shares authorized; 87,006,936 and 85,909,776 shares issued and outstanding at April 30, 2008 and 2007, respectively	87,007	85,910
Additional paid-in capital	17,218,066	15,420,880
Retained earnings	6,325,919	6,323,340
Subscription receivable	(372,900)	(372,900)
Other comprehensive income – foreign currency	3,189,794	783,396

Total Stockholders’ Equity	26,447,886	22,240,626

Total Liabilities and Stockholders’ Equity	$30,097,887	$26,319,368

See Notes to audited Consolidated Financial Statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended April 30,

	2008	2007

	(Restated)
NET REVENUES	$22,932,222	$15,243,568
COST OF SALES	16,846,679	11,520,323

GROSS PROFIT	6,085,543	3,723,245

OPERATING EXPENSES:
Stock-based consulting expenses	1,085,129	987,229
Selling expenses	2,483,177	1,619,559
General and administrative	2,499,794	1,796,035

Total Operating Expenses	6,068,100	4,402,823

INCOME (LOSS) FROM OPERATIONS	17,443	(679,578)

OTHER INCOME:
Other income	6,488	13,341
Interest income	80,330	87,694

Total Other Income	86,818	101,035

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	104,261	(578,543)

INCOME TAXES	(101,682)	—

NET INCOME (LOSS)	2,579	(578,543)

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation	2,406,398	558,736

COMPREHENSIVE INCOME (LOSS)	$2,408,977	$(19,807)

NET INCOME PER COMMON SHARE – BASIC AND DILUTED:
Net (loss) income per common share – basic	$0.00	$(0.01)

Net (loss) income per common share – diluted	$0.00	$(0.01)

Weighted Common Shares Outstanding – basic	86,821,905	85,909,776

Weighted Common Shares Outstanding – diluted	86,821,905	85,909,776

See Notes to audited Consolidated Financial Statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY
For the Years Ended April 30, 2008 and 2007

	Common Stock, $.001 Par Value						Other Compre- hensive Loss	Total Stock- holders’ Equity

	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Deferred Compensa- tion	Sub- scription Receivable

							(Restated)	(Restated)

Balance, April 30, 2006	73,917,276	$73,917	$12,013,424	$6,901,883	$(1,383,906)	$(3,680,000)	$224,660	$14,149,978

Common stock issued for services	2,155,000	2,155	446,208	—	—	—	—	448,363
Effect of adoption of FAS 123(R)	—	—	(1,383,906)	—	1,383,906	—	—	—
Amortization of stock based compensation	—	—	538,867	—	—	—	—	538,867
Sale of common stocks	9,812,500	9,813	3,793,812	—	—	—	—	3,803,625
Exercise of stock options	25,000	25	12,475	—	—	—	—	12,500
Subscription receivable	—	—	—	—	—	3,307,100	—	3,307,100
Net loss for the year	—	—	—	(578,543)	—	—	—	(578,543)
Foreign currency translation adjustment	—	—	—	—	—	—	558,736	558,736

Balance, April 30, 2007	85,909,776	85,910	15,420,880	6,323,340	—	(372,900)	783,396	22,240,626

Amortization of stock based compensation	—	—	1,085,129	—	—	—	—	1,085,129
Exercise of stock warrants	1,097,160	1,097	712,057					713,154
Net income for the year	—	—	—	2,579	—	—	—	2,579
Foreign currency translation adjustment	—	—	—	—	—	—	2,406,398	2,406,398

Balance, April 30, 2008	87,006,936	$87,007	$17,218,066	$6,325,919	$—	$(372,900)	$3,189,794	$26,447,886

See Notes to audited Consolidated Financial Statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended April 30,

	2008	2007

	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,579	$(578,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	1,142,916	644,622
Stock-based consulting and fees	1,085,129	987,229
Allowance for doubtful accounts	64,746	88,111
Changes in assets and liabilities:
Accounts receivable	(1,018,775)	(224,976)
Inventories	(1,519,253)	(975,385)
Prepaid expenses and other current assets	537,429	234,777
Accounts payable and accrued expenses	(1,580,596)	2,204,464
Taxes payable	379,334	68,883
Advances from customers	(37,810)	(21,584)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(944,301)	2,427,598

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(740,022)	(8,186,388)

NET CASH FLOWS (USED IN) INVESTING ACTIVITIES	(740,022)	(8,186,388)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subscription receivable	—	3,319,600
Proceeds from sales of common stock and exercise of stock options and warrants	713,154	3,803,625
Proceeds from related party	430,000	—
Proceeds from short term loan	150,000	720,000
Payments on short term loan	(150,000)	—
Payments on loans payable	—	(975,487)

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	1,143,154	6,867,738

EFFECT OF EXCHANGE RATE ON CASH	665,083	144,583

NET INCREASE IN CASH	123,914	1,253,531

CASH – beginning of year	6,687,222	5,433,691

CASH – end of year	$6,811,136	$6,687,222

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$80,330	$87,694

Income Taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stocks issued for consulting services	$—	$590,137

See Notes to audited Consolidated Financial Statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Sunwin International Neutraceuticals, Inc. (“we”, “us”, “our” and the “Company”) was incorporated in 1987 in the State of Nevada. Substantially all of our business operations are conducted through our wholly owned subsidiaries; Qufu Natural Green Engineering Co., Ltd. and its subsidiaries, a Chinese limited liability company, organized under the laws of the People’s Republic of China, with its principal offices located in Qufu, China (“Qufu”) and Sunwin Stevia International Corp., a Florida corporation (“Sunwin Stevia”).

Through Qufu, we are engaged in the manufacture and sale of natural sweeteners (stevioside), traditional Chinese medicines, organic herbal medicines, other neutraceutical products and veterinary medicines prepared from organic herbal ingredients.

Qufu was founded in 1999 and was re-registered in 2004 to amend its capital structure. Qufu has three wholly owned subsidiaries also located in the Peoples Republic of China (“PRC”):

–	Shengya Veterinary Medicine Co., Ltd.;

–	Shengyuan Herb Extraction Co., Ltd.; and

–	Qufu Chinese Medicine Factory.

In addition to Qufu, we also operate through three North American subsidiaries, which are active in marketing Qufu’s products in North America:

–	Sunwin Stevia International;

–	Sunwin California; and

–	Sunwin Canada.

BASIS OF PRESENTATION

The financial statements for the fiscal year ended April 30, 2008 have been restated to correct for a classification error on the balance sheet as of that date. This error did not affect the statement of operations for the fiscal year ended April 30, 2008 or previous interim reports of the Company. Following the correction, the statement of cash flows for the fiscal year ended April 30, 2008 reflect net cash used in operating activities of $944,301 and the effect on exchange rate on cash of $665,083.

Components of the restatement are detailed as follows:

	As Filed	Adjustment to Restated	Restated

Advances from customers	$582,816	$(570,090)	$12,726

Other comprehensive income - Foreign currency	$2,619,704	$570,090	$3,189,794

Net (loss) income per common share - basic	$0.00	$0.00	$0.00
Net (loss) income per common share - diluted	$0.00	$0.00	$0.00

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods presented. Actual results could differ from those estimates. Significant estimates in fiscal year 2008 and 2007 include the allowance for doubtful accounts, the reserve for obsolete inventory and the useful life of property, plant and equipment.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The carrying value of these instruments approximates their fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. At April 30, 2008 and 2007, the allowances for doubtful accounts were $467,415 and $360,878, respectively.

INVENTORIES

Inventories, consisting of raw materials and finished goods related to the Company’s products, are stated at the lower of cost or market (estimated net realizable value) utilizing the weighted average method.

ADVANCES FROM CUSTOMERS

Advances from customers at April 30, 2008 and 2007 totaled $582,816 and $17,192, respectively, and consist of prepayments to us for merchandise that we had not yet been shipped to the customer. We recognize the deposits as revenue as our customers take delivery of the goods, in compliance with our revenue recognition policy.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For the purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, loans and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments.

INCOME TAXES

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for our Chinese subsidiaries. We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, as clarified by FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes”,which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME (LOSS) PER SHARE

Net income (loss) per common share for the years ended April 30, 2008 and 2007 is based upon the weighted average common shares and dilutive common stock equivalents, if any, outstanding during the year as defined by SFAS No. 128, “Earnings Per Share”.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which range from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation” and are included in determining net income or loss.

The reporting currency for the Company is the U.S. dollar. The functional currency of the Company’s Chinese subsidiary, Qufu, is the local currency; the Chinese dollar or Renminbi (“RMB”). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The cumulative translation adjustment and effect of exchange rate changes on cash at April 30, 2008 and 2007 were $665,083 and $144,583, respectively.

COMPREHENSIVE INCOME (LOSS)

The Company uses SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders’, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended April 30, 2008 and 2007 included net income or net loss and foreign currency translation adjustments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. We place our cash with high credit quality financial institutions in the United States and China. As of April 30, 2008, bank deposits in the United States did not exceed federally insured limits. At April 30, 2008, we had $6,653,884 on deposit in China, which are not insured. We have not experienced any losses in such accounts through April 30, 2008.

Almost all of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. We also perform ongoing credit evaluations of its customers to help further reduce potential credit risk.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with SFAS No. 123R, “Share-Based Payment, An Amendment to FASB Statement No. 123”. SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. We adopted SFAS 123R in July 2006.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and totaled $89,817 and $163,524 for the years ended April 30, 2008 and 2007, respectively, and are included in general and administrative expenses on the accompanying statements of operations. Research and development costs are incurred on a project specific basis.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

ADVERTISING

Advertising is expensed as incurred. Advertising expenses for the years ended April 30, 2008 and 2007 totaled approximately $309,471 and $207,831, respectively. Beginning in the year April 30, 2007, the Company increased its advertising expense in its stevioside segment.

SHIPPING COSTS

Shipping costs are included in selling expenses and totaled $451,438 and $390,151 for the years ended April 30, 2008 and 2007, respectively.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a significant impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157; “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application was permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. We do not expect the adoption of SFAS 157 to have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115”. SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS 141R is a revision of SFAS 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase accounting” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustment to provisional amounts recorded in connection with acquisitions. SFAS 141R retains the fundamental requirement of SFAS 141, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. We are currently evaluating the requirements of SFAS 141R and the impact of adoption on our consolidated financial statements.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (“ARB 51”). This Statement amends ARB 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS 160 is effective for periods beginning after December 15, 2008. We are currently evaluating the requirements of SFAS 160 and the impact of adoption on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial statements.

On June 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of (FSP) No. EITF 03-6-1 and the impact of adoption on our consolidated financial statements.

NOTE 2 - INVENTORIES

At April 30, 2008 and 2007, inventories consisted of the following:

	2008	2007

Raw materials	$2,768,310	$1,764,469
Finished goods	2,011,365	1,208,110

	4,779,675	2,972,579
Less: reserve for obsolete inventory	(72,632)	(151,072)

	$4,707,043	$2,821,507

Due to the short duration inherit in the manufacture of our products, we do not maintain a work-in-process inventory.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 3 - PROPERTY AND EQUIPMENT

At April 30, 2008 and 2007, property and equipment consisted of the following:

	Estimated Life	2008	2007

Office Furniture	7 Years	$3,547	$3,209
Autos and Trucks	10 Years	19,901	4,075
Manufacturing Equipment	20 Years	13,265,656	11,869,416
Buildings	20 Years	4,730,037	3,700,454
Office Equipment	5 Years	70,374	60,642
Construction in Process		26,440	44,838

		18,115,955	15,682,634
Less: Accumulated Depreciation		(3,964,662)	(2,491,941)

		$14,151,293	$13,190,693

For the years ended April 30, 2008 and 2007, depreciation expense totaled $1,142,916 and $644,622, respectively.

NOTE 4 - DUE TO RELATED PARTIES

The Company pays management fees to Shandong Shengwang Group Corporation (“Group Corporation”), a company controlled by the Company’s president and chairman. The management fees, which are included in general and administrative expenses totaled $316,454 and $199,166 for the years ended April 30, 2008 and 2007, respectively. At April 30, 2008 and 2007, we owed Group Corporation management fees of $1,443 and $1,306, respectively.

On September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from an unaffiliated party associated with the Chairman of the Company. The loan bears no interest, is unsecured and is due on demand.

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at April 30, 2008 and 2007 totaled $264,576 and $765,265, respectively, and includes prepayments to suppliers for merchandise that had not yet been shipped to us, as well as services that had not yet been provided to us. We recognize prepayments as inventory or expense as suppliers make delivery of goods or provide service, in compliance with our accounting policy.

NOTE 6 - INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company’s subsidiaries in China are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax). Commencing January 2008, the PRC Income Tax rate was reduced to a maximum of 25% (inclusive of state and local income taxes) for all companies.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 6 - INCOME TAXES (CONTINUED)

The components of income (loss) before income tax consist of the following:

	Year Ended April 30,

	2008	2007

U.S. Operations	$(2,253,073)	$(1,932,215)
Chinese Operations	2,255,652	1,353,672

	$2,579	$(578,543)

The components of the provision (benefit) for income taxes are as follows:

	Year Ended April 30,

	2008	2007

Federal, State and Local	$—	$—
Peoples Republic of China – Federal and Local	101,682	—

	$101,682	$—

The table below summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	Year Ended April 30,

	2008	2007

Income tax provision (benefit) at Federal statutory rate	$—	$(201,000)
State income taxes, net of Federal Benefit	—	(27,000)
Permanent differences	430,000	178,000
U.S. tax rate in excess of foreign tax rate	(213,000)	(89,000)
Abatement of foreign income taxes	(578,000)	(448,000)
Increase in valuation allowance	463,000	587,000

Tax provision (benefit)	$102,000	$—

The Company has a net operating loss (“NOL”) carryforward for United States income tax purposes at April 30, 2008 expiring through the year 2028. Management estimates the NOL as of April 30, 2008 to be approximately $3,028,000. The utilization of the Company’s NOL’s may be limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized, a valuation allowance for those deferred tax assets for which it is more likely than not that realization will not occur. The Company’s deferred tax assets as of April 30, 2008 are as follows:

NOL carryforwards	$1,200,000
Valuation allowance	(1,200,000)

Deferred tax asset, net of allowance	$—

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 7 – STOCKHOLDERS’ EQUITY

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. At April 30, 2008 and 2007, there were no shares of preferred stock issued or outstanding.

COMMON STOCK

During the year ended April 30, 2008, the Company issued 1,097,160 shares of common stock upon the exercise of warrants for proceeds of $713,154.

During the year ended April 30, 2007, the Company issued 955,000 shares of common stock for consulting services rendered. In connection with the issuance of these common shares, the Company recorded stock-based consulting expense of $438,500.

During the year ended April 30, 2007, the Company issued 1,200,000 shares of common stock with a fair value of $600,000 for consulting services rendered. In connection with the issuance of these common shares, the Company recorded stock-based consulting expense of $9,863 in fiscal year 2007 and deferred compensation of $590,137 which was expensed during fiscal year 2008.

On March 23, 2007, the Company completed the sale of a $4,121,250 financing of units of its securities consisting of 9,812,500 shares of common stock at $0.42 per share and common stock purchase warrants to purchase 9,812,500 shares of common stock (“March 2007 Private Placement”). The warrants are exercisable at $0.65 per share and are exercisable for a term of five years. A placement agent for the transaction, Skyebanc, Inc., received a cash fee of $15,960 and warrants to purchase 38,000 shares of common stock on the same terms as the investor warrants. The Company paid due diligence fees to certain investors or their advisors; such fees consisted of an aggregate of $151,305 in cash and warrants to purchase 718,250 shares of common stock on the same terms as the investor warrants. The Company also paid consulting fees in relation to the March 2007 Private Placement of 225,000 warrants under the same terms as the investor warrants, and $150,330 in professional fees in connection with this offering.

STOCK OPTIONS

On March 23, 2005, the Company’s Board of Directors authorized and adopted the 2005 Equity Compensation Plan (the “2005 Plan”). The 2005 Plan reserved 5,000,000 of its authorized, but unissued shares of common stock for issuance. On February 7, 2006, the Company’s Board of Directors authorized and adopted the 2006 Equity Compensation Plan (the “2006 Plan”). The Company reserved 6,200,000 of its authorized but unissued shares of common stock for issuance under the 2006 Plan. The number of shares authorized under the 2005 or 2006 Plan, may be amended (subject to adjustment in the event of certain changes in our capitalization) without further action by the Board of Directors and stockholders, as required.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 7 – STOCKHOLDERS’ EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

The purpose of these Plans is to encourage stock ownership by the Company’s officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of its business and an added incentive to continue to advance and contribute to the Company. Subject to the limitation on the aggregate number of shares issuable under the 2005 and 2006 Plans, there is no maximum or minimum number of shares as to which stock grant or plan options may be granted to any person. Shares used for stock grants, and plan options, may be granted from authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by the Company for other purposes.

The 2005 and 2006 Plans may be administered by the Company’s Board of Directors or an underlying committee of the Board (“Committee”). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plans, and the interpretation of the provisions thereof and of the related option agreement, are resolved by the Board or Committee.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified options. The Company’s officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only its employees are eligible to receive incentive options. In addition, the 2005 and 2006 Plans allow for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares.

Any incentive option granted under the plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant. The exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan’s option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of either the 2005 Plan or 2006 Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

In February 2006, the Company granted the remaining 75,000 shares issued under the 2006 Plan under a consulting agreement providing for 25,000 options vesting per month over a three month period. Of these shares, 50,000 and 25,000 were exercised in fiscal 2006 and 2007, respectively.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 7 – STOCKHOLDERS’ EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

On February 7, 2006, the Company issued 4,000,000 options under the 2006 plan to purchase shares of the Company’s common stock to five employees. These options were granted for services to be rendered over three years. Of these 4,000,000 options issued to the employees, options to purchase 3,200,000 shares of the Company’s common stock at $0.90 per share were granted to four employees and options to purchase 800,000 shares of the Company’s common stock at $1.00 per share were granted to one employee. The fair value of these option grants were estimated at $0.184 and $ 0.169 per option respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of -0- %; expected volatility of 119%; risk-free interest rate of 4.65 % and an expected holding period of one year. In connection with these options, the Company recorded deferred compensation of $722,137 to be amortized over the service period of three years. For the years ended April 30, 2008 and 2007, amortization of deferred consulting expense amounted to $240,712 and $240,712, respectively. All options were exercisable on the date of grant. All 4,000,000 options were exercised during the year ended April 30, 2006. With regard to the exercise of options in the amount of $3,680,000 as of April 30, 2006, the Company recorded subscriptions receivable until such time as payment was received by the Company. For the year ended April 30, 2007, a total of $3,307,100 was received by the Company, and the subscription receivable was reduced to $372,900.

There were no options granted during the years ended April 30, 2008 and 2007.

As of April 30, 2008, no options were outstanding or available for issuance under the 2005 or 2006 Plan.

A summary of the changes to the Company’s outstanding stock options granted during the years ended April 30, 2008 and 2007 is as follows:

	Shares	Weighted Average Exercise Price

Outstanding at April 30, 2006	25,000	$0.50
Granted	—	—
Exercised	(25,000)	0.50
Forfeited	—	—

Outstanding at April 30, 2007	—	—
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at April 30, 2008	—	—

Options exercisable at end of period	—	$—

Weighted average Fair Value of Options granted during the period	—	$—

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 7 – STOCKHOLDERS’ EQUITY (CONTINUED)

COMMON STOCK PURCHASE WARRANTS

In connection with an offering of securities completed in March 2007, the Company issued 9,812,500 shares of common stock at $0.42 per share and 9,812,500 common stock purchase warrants to investors. Gross proceeds of the offering totaled $4,121,500. The warrants are exercisable at $0.65 per share for five years from issuance. In connection with this offering, the Company also issued an additional 981,250 warrants, exercisable under the same terms and conditions as the investor warrants, to finders and consultants in the transaction, including 38,000 to Skyebanc, Inc. who served as a placement agent and 225,000 warrants to China Direct Investments, Inc. who served as a consultant in the transaction, and 718,250 warrants to certain advisors for due diligence fees.

COMMON STOCK PURCHASE WARRANTS (CONTINUED)

During fiscal year 2008, 1,097,160 of the March 2007 warrants were exercised with proceeds to the Company of $713,154.

A summary of the changes of the Company’s outstanding stock warrants granted for the years ended April 30, 2008 and 2007 is as follows:

	Shares	Weighted Average Exercise Price

Outstanding at April 30, 2006	—	—
Granted	10,793,750	$0.65
Exercised	—	—
Forfeited	—	—

Outstanding at April 30, 2007	10,793,750	0.65
Granted	—	—
Exercised	(1,097,160)	0.65
Forfeited	—	—

Outstanding at April 30, 2008	9,696,590	0.65

Warrants exercisable at end of period	9,696,590	$0.65

Weighted average Fair Value of Warrants granted during the period	—	$0.65

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 8 - CONSULTING AGREEMENTS AND COMMITMENTS

CONSULTING AGREEMENTS

In March, 2007, the Company entered into a consulting agreement with China Direct and Capital One Resources Co., Ltd. for assistance in connection with its financing, consisting of common stock and warrants totaling $4,121,250 completed on March 23, 2007.  In connection with this agreement, we issued 150,000 shares to China Direct and 500,000 shares to Capital One Resources with a fair value of $66,000 and $220,000, respectively.

On April 24, 2007 the Company entered into a consulting agreement with CDI Shanghai Management Co., Ltd. In connection with this agreement, the Company issued 1,200,000 shares of the Company’s common stock, with a fair valued of $600,000, to be earned over the term of the agreement which expired on April 30, 2008. For the fiscal year ended April 30, 2008 and 2007, amortization of deferred consulting expenses amounted to $590,137 and $9,863, respectively. The agreement further provided the company would pay Capital One Resources Co., Ltd. and/or its designees discretionary award fees payable in cash or marketable securities. In April 2007, under the terms of this agreement, we paid an additional award fee of 305,000 shares of our common stock with a fair value of $152,500.

On April 30, 2007, the Company and its wholly owned subsidiary Sunwin Stevia International Corp. entered into an agreement with China Direct. Under the terms of the agreement China Direct, shall assist with the business development efforts related to Sunwin Stevia International Corp. including but not limited to efforts related to the OnlySweet line of products. As consideration for these services China Direct was entitled to receive an annual fee, in perpetuity, equal to four percent (4%) of the annual gross sales revenue generated by Sunwin Stevia International Corp. and/or its proprietary line of products (the “Annual Fee”). The Annual Fee was to be calculated after each fiscal year end and shall be paid quarterly in four (4) equal installments over the following fiscal year on March 31, June 30, September 30 and December 31. This Annual Fee was to continue in perpetuity and survive any termination of consulting services rendered by China Direct to the Company. In the event of any sale, merger, transfer of rights or disposition of assets of Sunwin Stevia, the Annual Fee shall survive and continue to be paid by the acquirer(s). During fiscal year ended 2008, this agreement was modified to waive payment and accrual of this fee until a later date to be mutually agreed upon by the parties.

OPERATING LEASES

The Company leases office and manufacturing space under leases in Shandong, China that expire through 2014.

All facilities related to traditional Chinese medicine are leased from Shandong Shengwang Pharmaceutical Group Corporation (Shandong) a related party. This lease term will be expired on October 1, 2012 with annual lease payment of $21,592.

In October 2002, Qufu entered into a lease agreement with Qufu LuCheng Chiya Resident Commitment, an unaffiliated local governmental owned entity, which covers the approximate 25,200 square foot facilities used by our veterinary medicine product group. This lease, which expires on August 20, 2012, provides for annual rent of approximately $24,290, payable in a lump sum annually.

In April 2004, Qufu entered into a lease agreement with Qufu ShengDa Industry Co., Ltd., an unaffiliated local governmental owned entity, which covers the approximate 36,000 square foot facilities used by our stevioside product group. This lease, which expires on April 1, 2014, provides for annual rent of approximately $4,048, for the first three years of the term and thereafter increases to approximately $6,747 for the balance of the lease term, payable in a lump sum annually.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 8 - CONSULTING AGREEMENTS AND COMMITMENTS (CONTINUED)

OPERATING LEASES (CONTINUED)

Future minimum rental payments required under these operating leases are as follows:

Period:	Total	Shandong

Period Ended April 30, 2009	$52,629	$21,592
Period Ended April 30, 2010	$52,629	$21,592
Period Ended April 30, 2011	$52,629	$21,592
Period Ended April 30, 2012	$52,629	$21,592
Period Ended April 30, 2013	$23,841	$8,997

Thereafter	$6,185	$0

Rent expense included in general and administrative expenses for the years ended April 30, 2008 and 2007 totaled to $52,629 and $49,149, respectively.

NOTE 9 - LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding. No federal, state or local governmental agency is presently contemplating any proceeding against the Company.

NOTE 10 - OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are mainly derived from the manufacture and sale of stevioside, traditional Chinese medicine, organic herbal medicine, and veterinary products in the People’s Republic of China (“PRC”). The Company hopes to expand its operations to countries outside the PRC; however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other PRC based companies, the Company could have to compete with larger U.S. companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 10 - OPERATING RISK (CONTINUED)

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods when expressed in Chinese Renminbi (“RMB”), and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, our ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to us and have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

Currently all of the Company’s revenues are derived via the operations of Qufu and its subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company’s control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the subsidiary companies include the fact that Qufu and all of its subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company’s products and services.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 11 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended April 30, 2008 and 2007, the Company operated in two reportable business segments - (1) sale of natural sweetener (stevioside) and (2) the sale of essential traditional Chinese medicine, organic herbal medicine, neutraceutical products, and animal medicines prepared from organic herbal ingredients. The Company’s reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for the years ended April 30, 2008 and 2007 is as follows:

Year Ended April 2008:

	Natural Sweetener (Stevioside)	Chinese and Veterinary Medicines	Corporate and Other	Consolidated

Net Revenues	$12,865,842	$10,066,380	$—	$22,932,222
Interest income	19,515	56,910	3,905	80,330
Depreciation and amortization	867,444	275,472	—	1,142,916
Net income (loss)	502,808	1,024,102	(1,524,331)	2,579
Long-lived asset expenditures	699,935	40,087	—	740,022
Segment Assets	$17,753,154	$12,284,076	$60,657	$30,097,887

Year Ended April 30, 2007:

	Natural Sweetener (Stevioside)	Chinese and Veterinary Medicines	Corporate and Other	Consolidated

Net Revenues	$8,351,383	$6,892,185	$—	$15,243,568
Interest income	65,108	19,518	3,068	87,694
Depreciation and amortization	325,044	319,578	—	644,622
Net income (loss)	821,290	559,447	(1,959,280)	(578,543)
Long-lived asset expenditures	8,136,598	49,790	—	8,186,388
Segment Assets	$13,850,346	$10,037,784	$2,431,238	$26,319,368

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2008 AND 2007

NOTE 12 - SUBSEQUENT EVENTS

On June 30, 2008, our wholly owned subsidiary, QuFu Natural Green Engineering Co., Ltd., (“Qufu Natural Green”) entered into an Acquisition Agreement (the “Agreement”) with Qufu Shengwang Stevia Biology and Science Co., Ltd., a limited liability company organized under the laws of the people’s Republic of China (“Qufu Shengwang”) and its shareholder Shandong Shengwang Group Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (“Shandong”). QuFu Shengwang was formed as a foreign invested entity in June 2007 with registered capital of $3,000,000. Qufu Shengwang sells stevia food additives and agricultural organic fertilizers and bio fertilizers which it manufactures in its production facility located in China.

Under the terms of the Agreement, Qufu Natural Green acquired Shadong’s 60% interest in Qufu Shengwang for a price of $7,016,200 (the “Qufu Shengwang Acquisition”). Shandong is owned by Laiwang Zhang, the Company’s President and Chairman of the board of directors. The purchase price of the Qufu Shengwang Acquisition represents 60% of the value of the net tangible assets of Qufu Shengwang as of April 30, 2008.

Upon completion of the Qufu Shengwang Acquisition, Shandong will purchase up to 29,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a price of $.25 per share no later than July 31, 2008. The number of shares which Shandong may purchase from the Company represents approximately 33% of the issued and outstanding Common Stock of the Company prior to the transaction.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2008

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	For the Period Ended October 31,	For the Year Ended April 30

	2008	2008

	(Unaudited)	(Restated)
ASSETS
CURRENT ASSETS:
Cash	$6,782,197	$6,811,136
Accounts receivable, net	3,741,691	4,163,839
Inventories, net	9,226,294	4,707,044
Taxes receivable	180,441	—
Prepaid expenses and other assets	173,546	264,576
Due from related party	2,173,562	—

Total Current Assets	22,277,731	15,946,594

PROPERTY AND EQUIPMENT	17,234,044	14,151,293
LAND USE RIGHT	2,335,165	—

Total Assets	$41,846,940	$30,097,887

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,234,322	$2,649,817
Notes payable	100,000	—
Advances from customers	—	12,726
Taxes payable	3,610	401,808
Due to related party	65,859	431,443

Total Current Liabilities	4,403,791	3,495,794

OTHER PAYABLES	157,218	154,207

Total Liabilities	4,561,009	3,650,001

MINORITY INTEREST	2,735,369	—

STOCKHOLDERS’ EQUITY:
Preferred stock ($.001 Par Value; 1,000,000 shares authorized; No shares issued and outstanding)	—	—
Common stock ($.001 Par Value; 200,000,000 shares authorized; 116,532,712 and 87,006,936 shares issued and outstanding at October 31, 2008 and April 30, 2008, respectively)	116,533	87,007
Additional paid-in capital	23,707,554	17,218,066
Retained earnings	7,041,384	6,325,919
Subscription receivable	—	(372,900)
Other comprehensive income - foreign currency	3,685,091	3,189,794

Total Stockholders’ Equity	34,550,562	26,447,886

Total Liabilities and Stockholders’ Equity	$41,846,940	$30,097,887

See notes to unaudited consolidated condensed financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended October 31,		For the Six Months Ended October 31,

	2008	2007	2008	2007

NET REVENUES	$6,559,912	$5,684,189	$12,787,784	$9,901,426
COST OF REVENUES	4,912,344	4,220,549	9,630,011	7,094,671

GROSS PROFIT	1,647,568	1,463,640	3,157,773	2,806,755

OPERATING EXPENSES:
Stock-based consulting expense	123,748	123,748	247,496	247,496
Selling expenses	463,019	821,843	922,355	1,398,803
General and administrative	558,802	346,554	1,126,970	705,786

Total Operating Expenses	1,145,569	1,292,145	2,296,821	2,352,085

INCOME FROM OPERATIONS	501,999	171,495	860,952	454,670

OTHER INCOME:
Other income	542	1,269	782	1,066
Interest income	11,108	6,109	23,719	31,775

Total Other Income	11,650	7,378	24,501	32,841

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	513,649	178,873	885,453	487,511

INCOME TAXES	(92,430)	—	(166,600)	—

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(3,388)	—	(3,388)	—

NET INCOME	417,831	178,873	715,465	487,511

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation (loss) gain	(119,815)	308,464	495,297	719,320

COMPREHENSIVE INCOME	$298,016	$487,337	$1,210,762	$1,206,831

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income (loss) per common share - basic	$0.00	$0.00	$0.01	$0.01

Net income (loss) per common share - diluted	$0.00	$0.00	$0.01	$0.01

Weighted Common Shares Outstanding - basic	88,304,772	87,006,936	87,652,308	86,779,093

Weighted Common Shares Outstanding - diluted	88,304,772	87,006,936	87,652,308	86,779,093

See notes to unaudited consolidated condensed financial statements

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended October 31,

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$715,465	$487,511
Adjustments to reconcile net income to net cash of operating activities:
Depreciation expense	766,070	467,882
Amortization of land use rights	8,549	—
Stock based consulting and fees	247,496	247,497
Minority interest	3,388	—
Allowance for doubtful accounts	71,045	(192,428)
Accounts receivable	473,858	(120,407)
Inventories	(3,619,213)	(2,882,449)
Prepaid expenses and other current assets	63,960	1,050
Due to related parties	—	430,043
Accounts payable and accrued expenses	1,348,826	(784,857)
Taxes payable	(546,221)	—
Advances from customers	(12,931)	14,029

NET CASH (USED IN) OPERATING ACTIVITIES	(479,708)	(2,332,129)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Cash acquired in acquicition	410,704
Capital expenditures	(181,470)	(607,272)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	229,234	(607,272)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock option/warrants	—	713,153
Proceeds from short term loan	100,000	150,000
Payments on short term loan	—	(150,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	100,000	713,153

EFFECT OF EXCHANGE RATE ON CASH	121,535	283,933

NET (DECREASE) IN CASH	(28,939)	(1,942,315)

CASH - beginning of fiscal year	6,811,136	6,687,222

CASH - end of period	$6,782,197	$4,744,907

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6,852	$356

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING FINANCING ACTIVITIES
Issuance of common stock in connection with acquisition per final purchase price	$4,026,851	$—

Issuance of common stock in connection with acquisition and refundable per final purcha	$2,173,562	$—

Repayment of subscription recievable offset by forgiveness of liability	$372,900	$—

See notes to unaudited consolidated condensed financial statements.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Sunwin International Neutraceuticals, Inc. (“we”, “us”, “our” and the “Company”) was incorporated in 1987 in the State of Nevada. Substantially all of our business operations are conducted through our wholly owned subsidiaries; Qufu Natural Green Engineering Co., Ltd. and its subsidiaries, a Chinese limited liability company, organized under the laws of the People’s Republic of China, with its principal offices located in Qufu, China (“Qufu Natural Green”) and Sunwin Stevia International Corp., a Florida corporation (“Sunwin Stevia”).

Through Qufu, we are engaged in the manufacture and sale of natural sweeteners (stevioside), traditional Chinese medicines, organic herbal medicines, other neutraceutical products and veterinary medicines prepared from organic herbal ingredients.

Qufu was founded in 1999 and was re-registered in 2004 to amend its capital structure. Qufu has three wholly owned subsidiaries also located in the Peoples Republic of China (“PRC”):

–	Shengya Veterinary Medicine Co., Ltd.;

–	Shengyuan Herb Extraction Co., Ltd.;

–	Qufu Chinese Medicine Factory; and

In addition on June 30, 2008, Qufu Natural Green entered into an agreement to acquire a 60% interest in Qufu Shengwang Stevia Biology and Science Co., Ltd., (“Qufu Shengwang”) from its shareholder Shandong Shengwang Group Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shandong Group”). This transaction was completed on September 2, 2008.

Qufu Shengwang manufactures, sells and distributes stevioside based animal feed additives and fertilizers.

Stevioside is a 100% natural sweetener extracted from the leaves of the stevia rebaudiana plant, a green herb plant of the Aster/Chrysanthemum family. Qufu Shengwang sells products in the provinces of Shandong, Heilongjia, and Liaoning in China to farmers of vegetables, fruits, flowers, and livestock.

On September 2, 2008, Qufu Natural Green amended its June 30, 2008 Acquisition Agreement (the “Amendment to Acquisition Agreement”) with Qufu Shengwang and Shandong Group. Under the terms of the Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $6,200,413 payable in cash at closing. The purchase price represented 60% of the revised value of the net assets of Qufu Shengwang of $10,334,022 as of April 30, 2008. Qufu Shengwang’s net assets were reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles in the United States (“U.S. GAAP”) which required the elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang in its financial statements prior to completion of an audit of its financial statements as of April 30, 2008.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

On November 18, 2008, Qufu Natural Green amended the June 30, 2008 Agreement with Qufu Shengwang and its shareholder, Shandong Group (the “Second Amendment to Acquisition Agreement”). Under the terms of the Second Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $4,026,851. The purchase price represents 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008. The net assets of Qufu Shengwang were further revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

As a result of the Amendments to the acquisition agreement, the Company entered into a second amendment to the Stock Sale Agreement to reduce the total number of Shares to be purchased by Shandong Group from 29,525,776 to 19,175,480 at a price of $.21 per share (the “Second Amendment to Stock Sale Agreement”). As a result of the amendment to the stock sale agreement, the Company will cancel 10,350,296 Shares issued to Shandong Group and refund to Shandong Group $2,173,562 reflecting the difference between the purchase price of $6,200,413 under the Amendment to Stock Sale Agreement and the purchase price of $4,026,851 for the Shares under the Second Amendment to the Stock Sale Agreement. The 19,175,480 shares of Common Stock purchased by Shandong Group represents approximately 22% of the issued and outstanding shares of common stock of the Company prior to the transaction. The company cancelled the 10,350,296 shares issued to Shandong Group as of the filing date of this report.

In addition to Qufu, we also operate through two North American subsidiaries, which are active in marketing Qufu’s products in North America:

–	Sunwin Stevia; and

–	Sunwin (Canada) Pharmaceutical, Ltd. (“Sunwin Canada”).

In December 2007, as a cost cutting measure, we dissolved Sunwin California, Inc., our wholly-owned subsidiary, with their marketing efforts being absorbed by Sunwin Stevia.

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements for the interim periods presented are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented.

The consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These consolidated interim financial statements should be read in conjunction with the financial statements for the year ended April 30, 2008 and notes thereto contained on Form 10-K/A of the Company as filed with the SEC. The results of operations and cash flows for the three and six months ended October 31, 2008 are not necessarily indicative of the results of operations or cash flows which may be reported for future periods or the full fiscal year.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

RESTATEMENT OF FINANCIAL STATEMENTS

The financial statements for the fiscal year ended April 30, 2008 have been restated to correct for a classification error with regards to the liability of advances from customers, which was overstated by $570,090. The advance was, in fact, an advance from one of the Company’s subsidiaries to another Company subsidiary, that had it been accounted for correctly, would have been eliminated in consolidation. Following the correction, the statement of cash flows for the fiscal year ended April 30, 2008 reflected an increase in net cash used in operating activities and an increase in the effect on exchange rate on cash. The correction of this error did not impact any previous quarterly reports filed by us. Components of the restatement are detailed as follows:

	As filed	Adjustment to Restated	Restated

Advances from customers	$582,816	$(570,090)	$12,726

Other comprehensive income - Foreign currency transalation	$2,619,704	$570,090	$3,189,794

Net (loss) income per common share - basic	$0.00	$0.00	$0.00

Net (loss) income per common share - diluted	$0.00	$0.00	$0.00

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods presented. Actual results could differ from those estimates. Significant estimates for the three and six months ended October 31, 2008 and 2007 include the allowance for doubtful accounts, the reserve for obsolete inventory, assumptions associated with the recognition of stock based compensation and the useful life of property, plant and equipment.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The carrying value of these instruments approximates their fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it is determined that the amounts are uncollectible. At October 31, 2008 and April 30, 2008, the allowances for doubtful accounts were $515,400 and $467,415, respectively.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

INVENTORIES

Inventories, consisting of raw materials and finished goods related to our products, are stated at the lower of cost or market (estimated net realizable value) utilizing the weighted average method. Due to short production cycle of our natural products, we do not maintain a work-in-process inventory.

NOTE PAYABLE

On July 1, 2008, the Company and Mr. Laiwang Zhang, our president and chairman, entered into a $100,000 note payable agreement with China Direct Investments, Inc., a consultant to the Company. The note bears interest at 6% per annum, and is secured by 400,000 shares of our common stock held by Mr. Laiwang Zhang and is due with all related accrued interest on July 1, 2009.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For the purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, note payable, advances from customers and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments.

INCOME TAXES

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for our Chinese subsidiaries. We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, as clarified by the Financial Accounting Standard Board (“FASB”) interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.

INCOME PER SHARE

Net income per common share for the three and six months ended October 31, 2008 and 2007 are based upon the weighted average common shares and dilutive common stock equivalents, if any, outstanding during the periods presented as defined by SFAS No. 128, “Earnings Per Share”. The effect of outstanding warrants to purchase common stock, which could result in the issuance of 9,696,590 additional common shares at October 31, 2008, is anti-dilutive as the exercise price of the warrants exceeds the average market price of our stock and, accordingly, has not been included in the earnings per share calculation for that period. We had no stock options outstanding at October 31, 2008 or 2007, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight line method over the estimated economic lives of the assets, which range from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Accumulated depreciation on property and equipment totaled $4,953,805 and $3,964,662 at October 31, 2008 and April 30, 2008, respectively.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation” and are included in determining net income or loss.

The reporting currency for the Company is the U.S. dollar. The functional currency of our Chinese subsidiaries is the local currency; the Chinese dollar or Renminbi (“RMB”). The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss. The cumulative translation adjustments and effect of exchange rate changes on cash at October 31, 2008 and 2007 were $3,685,100 and $1,502,716, respectively.

COMPREHENSIVE INCOME

We report comprehensive income in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders’, changes in paid-in capital and distributions to stockholders. Comprehensive income for the three and six months ended October 31, 2008 and 2007 included net income and foreign currency translation adjustments.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. We place our cash with high credit quality financial institutions in the United States and China. At October 31, 2008, we had $6,708,346 on deposit in China, which is not insured. We have not experienced any losses in such accounts through October 31, 2008.

Almost all of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, we believe concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. We also perform ongoing credit evaluations of its customers to help further reduce potential credit risk.

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with SFAS No. 123R, “Share-Based Payment, An Amendment to FASB Statement No. 123”. SFAS 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees as an expense in our statements of operations over the service periods of each award.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104 and SAB Topic 13 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157; “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 has not had a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS 141R is a revision of SFAS 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase accounting” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustment to provisional amounts recorded in connection with acquisitions. SFAS 141R retains the fundamental requirement of SFAS 141, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. We are currently evaluating the requirements of SFAS 141R and the impact of adoption on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” (“ARB 51”). This Statement amends ARB 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS 160 is effective for periods beginning after December 15, 2008. We are currently evaluating the requirements of SFAS 160 and the impact of adoption on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission (“SEC”) of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

On June 16, 2008, the FASB issued final Staff Position (“FSP”) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of FSP No. EITF 03-6-1 and the impact of adoption on our consolidated financial statements.

On October 10, 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Statement 157 was issued in September 2006, and is effective for financial assets and financial liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have adopted SFAS 157-3 and determined that it had no impact as of September 30, 2008, and we will continue to evaluate the impact, if any, of SFAS 157-3 on our financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 2 - INVENTORIES

At October 31, 2008 and April 30, 2008, inventories consisted of the following:

	October 31, 2008	April 30, 2008

	(unaudited)

Raw materials	$5,078,248	$2,768,310
Finished goods	4,222,096	2,011,365

	9,300,344	4,779,675
Less: reserve for obsolete inventory	(74,050)	(72,632)

	$9,226,294	$4,707,043

Due to the short duration inherit in the manufacture of our natural products, we do not maintain a work-in-process inventory. Our inventory increase was significantly due to our acquisition of Qufu Shengwang.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 - PROPERTY AND EQUIPMENT

At October 31, 2008 and April 30 2008, property and equipment consisted of the following:

	Estimated Life	October 31, 2008	April 30, 2008

	(unaudited)

Office Furniture	7 years	$3,616	$3,547
Autos and Trucks	10 years	58,855	19,901
Manufacturing Equipment	20 years	15,659,522	13,265,656
Buildings	20 years	6,379,013	4,730,037
Office Equipment	5 years	86,843	70,374
Construction in Process		—	26,440

		22,187,849	18,115,955

Less: Accumulated Depreciation		(4,953,805)	(3,964,662)

		$17,234,044	$14,151,293

For the six months ended October 31, 2008 and 2007, depreciation expense totaled $766,070 and $467,882, respectively. Our increase in property and equipment was significantly due to our acquisition of Qufu Shengwang.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consisted of the following:

	Estimated Life	October 31, 2008	April 30, 2008

	(unaudited)

Land Use Right	46 years	$2,368,836	$—

Less: Accumulated Amortization		(33,671)	—

		$2,335,165	$—

Due to the company’s acquisition of Qufu Shengwang Stevia Biology and Science Co., Ltd. (“Qufu Shengwang”), the company acquired land use rights to use certain properties located in China until March 14, 2054. For the six month period ended October 31, 2008, amortization expense amounted to $33,671.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company pays management fees to Shandong Shengwang Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the PRC (“Pharmaceutical Corporation”), in which Mr. Laiwang Zhang, our president and chairman holds a majority interest. The management fees, which are included in general and administrative expenses, totaled $264,365 and $112,224 for the six months ended October 31, 2008 and 2007, respectively. At October 31, 2008, the Company owed Shengwang Group Corporation $8,759 for management fees.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

At October 31, 2008, the Company recorded $2,173,562 due from Shandong Group related to an amendment to the acquisition of a 50% interest of Qufu Shengwang. The $2,173,562 due from Shandong Group represents the fair value of the 10,350,296 shares which are to be cancelled pursuant to the amendment. The shares were cancelled on December 10, 2008.

In February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. Included in this transaction were options to purchase 800,000 shares of our common stock with an exercise price of $0.90 granted to Ms. Fanjan Wu, our Chief Financial Officer. Upon exercise of these options, Ms. Wu delivered to us a non-interest bearing promissory note in the amount of $720,000. While the grant of the options and the delivery of the note were disclosed and accounted for within our financial statements in prior periods, our disclosure of these transactions failed to disclose that Ms. Wu was the recipient of an option grant, nor did we disclose that she had exercised the option by delivery of the promissory note.

Section 402 of the Sarbanes Oxley Act of 202 prohibits granting credit in the form of a personal loan to a director or executive officer of a public company. The delivery by Ms. Wu to us of a promissory note as consideration for the payment of the exercise price of the options was considered the extension of credit to her and, accordingly, in violation of Section 402 of the Sarbanes Oxley Act of 2002.

At October 31, 2008 Ms. Wu owed us $57,100 under the note. As set forth below, she has agreed to assume a portion of a liability owed by us under a note payable to a third party in satisfaction of this amount. Notwithstanding the foregoing, should the Securities and Exchange Commission determine to investigate the matter, we could become subject to litigation involving the granting of this personal loan to Ms. Wu, which such investigation and/or litigation could involve significant time and costs and may not be resolved favorably. Our Board of Directors is evaluating Ms. Wu’s ongoing role in our company.

As set forth above, in February 2006 we granted options to five employees and, upon exercise, the option holders tendered to us non-interest bearing promissory notes representing the exercise price of the options. At October 31, 2008 the amount outstanding under those notes was $0 and is reflected on our balance sheet as a subscription receivable. In addition, on September 24, 2007, our subsidiary, Sunwin Canada, borrowed $430,000 from an unaffiliated party associated with the Chairman of our company. The loan bears no interest, is unsecured and is due on demand. On September 5, 2008, the three employees who collectively represented the amount of subscription receivable due us, which included Ms. Wu our Chief Financial Officer, agreed to pay the amounts of the subscription receivables owned by each of them directly to the lender in satisfaction of $372,900 of the amount owned by our company and lender agreed to accept in partial payment of amounts due him, payment by three employees of our company. As a result of this transaction, monies due us in the amount of $372,900, carried as a subscription receivable, were satisfied and the balance due to related parties was reduced by a similar amount.

On July 1, 2008, we borrowed $100,000 from China Direct Investments, Inc., a consultant to our company. We used the proceeds for general working capital purposes to our North America locations. Pursuant to this loan, we and Mr. Laiwang Zhang, our president and chairman, delivered a secured promissory note under which we are jointly and severally liable. The note, which bears interest at 6% per annum, is secured by 400,000 shares of our common stock held by Mr. Laiwang Zhang, and the principal and all accrued but unpaid interests is due on July 1, 2009.

NOTE 6 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at October 31, 2008 and April 30, 2008 totaled $173,546 and $264,576, respectively, and includes prepayments to suppliers for merchandise that had not yet been shipped to us, as well as services that had not yet been provided to us including employee advances. We recognize prepayments as inventory or expense as suppliers make delivery of goods or provide services for which we have paid.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 - INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Our subsidiaries in China are governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Under the PRC Income Tax Law, beginning in January 2008, wholly-owned foreign enterprises are subject a maximum of 25%, inclusive of state and local income taxes.

NOTE 8 - STOCKHOLDERS’ EQUITY

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. At October 31, 2008 and April 30, 2008, there were no shares of preferred stock issued or outstanding.

COMMON STOCK

During the three months ended October 31, 2008, the company completed its acquisition of its 60% interest in Qufu Shengwang Stevia Biology and Science Co., Ltd., (“Qufu Shengwang”). As a result of the amendment to the acquisition agreement, on November 18, 2008 the Company entered into an amendment to the stock sale agreement to reduce the total number of Shares to be purchased by Shandong Group from 29,525,776 to 19,175,480 at a price of $.21 per share (the “Second Amendment to Stock Sale Agreement”). As a result of this amendment, the Company will cancel 10,350,296 Shares issued to Shandong Group and refund to Shandong Group $2,173,562 reflecting the difference between the purchase price of $6,200,413 under the amendment and the purchase price of $4,026,851 for the Shares under the amendment to the stock sale agreement. The 19,175,480 shares of Common Stock purchased by Shandong Group represents approximately 22% of the issued and outstanding shares of common stock of the Company prior to the transaction. The company cancelled the 10,350,296 shares issued to Shandong Group as of the filing date of this report.

During the fiscal year ended April 30, 2008, the Company issued 1,097,160 shares of common stock upon the exercise of warrants with proceeds of $713,154. These warrants were exercised at $0.65 per share.

STOCK OPTIONS

On March 23, 2005, our Board of Directors authorized and adopted the 2005 Equity Compensation Plan (the “2005 Plan”). The 2005 Plan reserved 5,000,000 of its authorized, but unissued shares of common stock for issuance. On February 7, 2006, our Board of Directors authorized and adopted the 2006 Equity Compensation Plan (the “2006 Plan”). The Company reserved 6,200,000 of its authorized but unissued shares of common stock for issuance under the 2006 Plan. The number of shares authorized under both the 2005 or 2006 Plan, may be amended (subject to adjustment in the event of certain changes in our capitalization) without further action by the Board of Directors and stockholders, as required.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

As of October 31, 2008 or April 30, 2008, no options were outstanding under either the 2005 Plan or 2006 Plan.

COMMON STOCK PURCHASE WARRANTS

In connection with an offering of securities completed in March 2007, the Company issued 9,812,500 shares of common stock at $0.42 per share and granted 9,812,500 common stock purchase warrants to investors. Gross proceeds of the offering totaled $4,121,500. The warrants are exercisable at $0.65 per share for five years from the date of issuance. In connection with this offering, the Company also issued an additional 981,250 warrants, exercisable under the same terms and conditions as the investor warrants, to finders and consultants in the transaction, including 38,000 to Skyebanc, Inc. who served as a placement agent and 225,000 warrants to China Direct Investments, Inc. who served as a consultant in the transaction, and 718,250 common stock purchase warrants to certain advisors for due diligence fees.

During the fiscal year ended April 30, 2008, the Company received proceeds of $713,154 from the exercise of 1,097,160 warrants which were issued in connection with this offering.

A summary of the changes of the Company’s outstanding common stock purchase warrants granted during the six month period ended October 31, 2008 is as follows:

	SHARES	WEIGHTED AVERAGE EXERCISE PRICE

Outstanding at April 30, 2008	9,696,590	$0.65
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at October 31, 2008	9,696,590	$0.65

Warrants exercisable at end of period	9,696,590	$0.65

The following information applies to all warrants outstanding at October 31, 2008:

Warrants Outstanding				Warrants Exercisable

Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0.65	9,696,590	3.42	$0.65	9,696,590	$0.65

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 9 - CONSULTING AGREEMENTS AND COMMITMENTS

CONSULTING AGREEMENTS

On April 24, 2007 the Company entered into a consulting agreement with CDI Shanghai Management Co., Ltd. In connection with this agreement, we issued 1,200,000 shares of our common stock, with a fair value of $600,000, to be earned over the term of the agreement which expired on April 30, 2008. The agreement further provided the company would pay Capital One Resources Co., Ltd. and/or its designees discretionary award fees payable in cash or marketable securities. In April 2007, under the terms of this agreement, we paid an additional award fee of 305,000 shares of our common stock with a fair value of $152,500.

For the six months ended October 31, 2008 and 2007, amortization of deferred consulting expenses amounted to $123,748 for both periods.

On April 30, 2007, the Company and its wholly owned subsidiary Sunwin Stevia International Corporation entered into an agreement with China Direct Inc. Under the terms of the agreement China Direct Inc., shall assist with the business development efforts related to Sunwin Stevia International Corp. including but not limited to efforts related to the OnlySweet line of products. As consideration for these services China Direct Inc. was entitled to receive an annual fee, in perpetuity, equal to four percent (4%) of the annual gross sales revenue generated by Sunwin Stevia International Corp. and/or its proprietary line of products (the “Annual Fee”). The Annual Fee is to be calculated after each fiscal year end and shall be paid quarterly in four (4) equal installments over the following fiscal year on March 31st, June 30th, September 30th and December 31st. This Annual Fee is to continue in perpetuity and survive any termination of consulting services rendered by China Direct Inc. to the Company. In the event of any sale, merger, transfer of rights or disposition of assets of Sunwin Stevia International, the Annual Fee shall survive and continue to be paid by the acquirer(s). During the fiscal year ended April 30, 2008, this agreement was modified to waive payment and accrual of this fee until a later date to be mutually agreed upon by the parties. No expense has been recognized under this agreement for the six months period ended October 31, 2008 or 2007, respectively.

NOTE 10 - LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings. To the best of the Company’s knowledge, they believe no federal, state or local governmental agency is presently contemplating any proceeding against the Company.

NOTE 11 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. For the three and six months ended October 31, 2008 and 2007, the Company operated in two reportable business segments - (1) sale of natural sweetener (stevioside) and stevia fertilizer and (2) the sale of traditional Chinese medicines, organic herbal medicine, neutraceutical products, and animal medicines prepared from organic herbal ingredients. The Company’s reportable segments are strategic business units that offer different products and are managed separately based on the fundamental differences in their operations.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Condensed information with respect to these reportable business segments for the six months period ended October 31, 2008 and 2007 is as follows:

Six Months Ended October 31, 2008	Natural Sweetner (Stevioside)	Chinese and Veterinary Medicines	Corporate and Other	Consolidated

Net Revenues	$7,661,068	$5,126,716	$—	$12,787,784
Interest Income	(1,249)	24,968	—	23,719
Depreciation and amortization	873,197	149,617	—	1,022,814
Net Income	533,756	481,317	(299,608)	715,465
Long Lived Asset Expenditures	1,919,022	69,192	—	1,988,214
Segment Assets	$26,671,834	$13,000,519	$2,174,587	$41,846,940

Six Months Ended October 31, 2007	Sweetner (Stevioside)	Veterinary Medicines	Corporate and Other	Consolidated

Net Revenues	$5,582,615	$4,318,811	$—	$9,901,426
Interest Income	16,220	(47,639)	(356)	(31,775)
Depreciation and amortization	213,641	254,241	—	467,882
Net Income	80,804	824,021	(417,314)	487,511
Long Lived Asset Expenditures	—	810,882	—	810,882
Segment Assets	$17,771,543	$10,006,579	$372,597	$28,150,719

NOTE 12 – PRO FORMA FINANCIAL INFORMATION OF ACQUISITIONS (UNAUDITED)

Acquisition of a 60% interest in Qufu Shengwang

The unaudited pro forma combined financial statements are presented to illustrate the estimated effects of Sunwin International Neutraceuticals, Inc. having entered into a purchase agreement with Qufu Shengwang Stevia Biology and Science Co., Ltd. On June 30, 2008, QuFu Natural Green Engineering Co., Ltd., (“Qufu Natural Green”) a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc. (the “Company”) entered into an Acquisition Agreement (the “Acquisition Agreement”) with Qufu Shengwang Stevia Biology and Science Co., Ltd., (“Qufu Shengwang”) and its shareholder Shandong Shengwang Group Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shandong Group”). Under the terms of the Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for a price of $7,016,200 payable in cash at closing (the “Qufu Shengwang Acquisition”). Shandong Group is owned by Laiwang Zhang, the Company’s president and its chairman of the board of directors. The purchase price under the Agreement represents 60% of the value of the net tangible assets of Qufu Shengwang of $11,693,666, as of October 31, 2008.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Amendment to Acquisition Agreement

On September 2, 2008, Qufu Natural Green amended its June 30, 2008 Acquisition Agreement (the “Amendment to Acquisition Agreement”) with Qufu Shengwang and its 60% shareholder, Shandong Group. Under the terms of the Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $6,200,413 payable in cash at closing. The purchase price represents 60% of the revised value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008. Qufu Shengwang’s net assets were reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles in the United States (“U.S. GAAP”) which required the elimination of the difference between the fair market value and cost basis of the land use rights recorded by Qufu Shengwang in its financial statements prior to completion of an audit of its financial statements as of April 30, 2008.

Second Amendment to Acquisition Agreement

On November 18, 2008, Qufu Natural Green amended the June 30, 2008 Acquisition Agreement with Qufu Shengwang and its shareholder, Shandong Group (the “Second Amendment to Acquisition Agreement”). Under the terms of the Second Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $4,026,851. The purchase price represents 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008. The net assets of Qufu Shengwang were revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

Stock Sale Agreement

On June 30, 2008, the Company entered into a Stock Sale and Purchase Agreement with Shandong Group to purchase up to 29,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a price of $.25 per share upon completion of the Qufu Shengwang Acquisition (the “Stock Sale Agreement”).

Amendment to Stock Sale Agreement

As a result of the Amendment to Acquisition Agreement, on September 2, 2008, the Company entered into an Amendment to the Stock Sale Agreement to sell up to 29,525,776 shares of the Company’s Common Stock to Shandong Group at a price of $.21 per share upon completion of the Qufu Shengwang Acquisition (the “Amendment to Stock Sale Agreement”). In addition, the Amendment to Stock Sale Agreement provides that in the event Qufu Shengwang does not earn a minimum of $5,000,000 in net income as determined in accordance with U.S. GAAP (the “Target Amount”) over a period of 36 consecutive months beginning the first day of the month following the closing of the stock purchase (the “Earnings Target Period”), Shandong Group shall be obligated to return a number of shares of common stock equal to an amount computed by multiplying (i) a fraction, the numerator of which is the Target Amount less the amount of Qufu Shengwang’s net income earned over the Earnings Target Period and the denominator is the Target Amount; by (ii) the number of shares of Common Stock purchased by Shandong Group under the Stock Sale Agreement.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Second Amendment to Stock Sale Agreement

As a result of the Second Amendment to Acquisition Agreement, on November 18, 2008 the Company entered into a second amendment to the Stock Sale Agreement to reduce the total number of shares of the Company’s Common Stock to be purchased by Shandong Group from 29,525,776 to 19,175,480 at a price of $.21 per share (the “Second Amendment to Stock Sale Agreement”). As a result of the Second Amendment to Stock Sale Agreement, the Company will cancel 10,350,296 shares of its Common Stock issued to Shandong Shengwang and refund from Shandong Shengwang $2,173,562 reflecting the difference between the purchase price of $6,200,413 under the Amendment to Stock Sale Agreement and the purchase price of $4,026,851 for the shares of Common Stock under the Second Amendment to the Stock Sale Agreement. The 19,175,480 shares of Common Stock purchased by Shandong Group represents approximately 22% of the issued and outstanding shares of common stock of the Company prior to the transaction.

Qufu Shengwang Stevia Biology and Science Co., Ltd. (“Qufu Shengwang”) is a Chinese limited liability company formed in August 2007 as a foreign invested entity by Shandong Group and Korea Stevia Co., Ltd. (“Korea Stevia”). Qufu Shengwang manufactures, sells and distributes stevioside based animal feed additives and fertilizers. Stevioside is a 100% natural sweetener extracted from the leaves of the stevia rebaudiana plant, a green herb plant of the Aster/Chrysanthemum family. Qufu Shengwang sells products in the provinces of Shandong, Heilongjia, and Liaoning in China to farmers of vegetables, fruits, flowers, and livestock.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition of Qufu Shengwang by the Company occurred as of the periods presented, or during the operational periods presented, nor is it necessarily indicative of the future financial position or operating results.

These pro forma financial statements should be read in conjunction with the audited historical financial statements of the Company, and the related financial statements for Qufu Shengwang included in the Form 8-K/A filed on November 26, 2008.

An allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma financial statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts may differ substantially.

The accompanying unaudited pro forma combined financial statements do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of the Company and the operations of Qufu Shengwang. Further, actual results may be different from these unaudited pro forma combined financial statements.

The following pro forma combined financial information presented below, gives effect to the acquisitions, in 2008, of Qufu Shenwang. This acquisition was accounted for under the purchase method of accounting prescribed by SFAS 141. The below presentation is prepared as if the acquisition had occurred as of the beginning of the fiscal year of acquisition.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	For the six months ended October 31, 2008
	Sunwin International	Qufu Shengwang	Pro forma Adjustments	Sunwin International Pro-forma

NET REVENUES	$12,638,485	$296,647	—	$12,935,132
COST OF REVENUES	9,524,903	202,684		9,727,587

GROSS PROFIT	3,113,582	93,963	—	3,207,545

OPERATING EXPENSES:
Stock-based consulting expense	247,496	—	—	247,496
Selling expenses	914,481	18,680	—	933,161
General and administrative	1,098,313	84,745	—	1,183,058

Total Operating Expenses	2,260,290	103,425	—	2,363,715

INCOME (LOSS) FROM OPERATIONS	853,292	(9,462)	—	843,830

OTHER INCOME:
Other income	782	—	—	782
Interest income	22,910	1,837	—	24,747

Total Other Income	23,692	1,837	—	25,529

INCOME (LOSS) BEFORE PROVISION FOR	876,984	(7,625)	—	869,359
INCOME TAXES

INCOME TAXES	166,600	—	—	166,600

INCOME (LOSS) BEFORE MINORITY INTEREST	710,384	(7,625)	—	702,759

MINORITY INTEREST	—	—	3,050	3,050

NET INCOME (LOSS)	$710,384	$(7,625)	$3,050	$705,809

NET INCOME PER COMMON SHARE - BASIC AND DILUTED
Net income (loss) per common share - basic	$0.01			$0.01

Net income (loss) per common share - diluted	$0.01			$0.01

Weighted Common Shares Outstanding - basic	87,652,308			106,182,416

Weighted Common Shares Outstanding - diluted	87,652,308			106,182,416

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	For the three months ended October 31, 2008
	Sunwin International	Qufu Shengwang	Pro forma Adjustments	Sunwin International Pro-forma

NET REVENUES	$6,410,613	$198,625	—	$6,609,238
COST OF REVENUES	4,807,236	139,286	4,946,522

GROSS PROFIT	1,603,377	59,339	—	1,662,716

OPERATING EXPENSES:
Stock-based consulting expense	123,748	—	—	123,748
Selling expenses	455,145	11,514	—	466,659
General and administrative	530,145	29,556	—	559,701

Total Operating Expenses	1,109,038	41,070	—	1,150,108

INCOME (LOSS) FROM OPERATIONS	494,339	18,269	—	512,608

OTHER INCOME:
Other income	542	—	—	542
Interest income	10,299	803	—	11,102

Total Other Income	10,841	803	—	11,644

INCOME (LOSS) BEFORE PROVISION FOR	505,180	19,072	—	524,252
INCOME TAXES	—

INCOME TAXES	240,770	—	—	240,770

INCOME (LOSS) BEFORE MINORITY INTEREST	412,750	19,072	—	431,822

MINORITY INTEREST	—	—	(7,629)	(7,629)

NET INCOME (LOSS)	$412,750	$19,072	$(7,629)	$424,193

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income (loss) per common share - basic	$0.00			$0.00

Net income (loss) per common share - diluted	$0.00			$0.00

Weighted Common Shares Outstanding - basic	88,304,772			106,182,416

Weighted Common Shares Outstanding - diluted	88,304,772			106,182,416

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 - SUBSEQUENT EVENTS

On November 18, 2008, Qufu Natural Green amended the June 30, 2008 Agreement with Qufu Shengwang and its shareholder, Shandong Group (the “Second Amendment to Acquisition Agreement”). Under the terms of the Second Amendment to Acquisition Agreement, Qufu Natural Green agreed to acquire Shandong Group’s 60% interest in Qufu Shengwang for $4,026,851. The purchase price represents 60% of the revised value of the net assets of Qufu Shengwang of $6,711,418 as of April 30, 2008. The net assets of Qufu Shengwang were further revised to account for a $698,115 decrease in the value of inventory and a $2,924,489 decrease in the value of intangible assets as of April 30, 2008.

As a result of the Second Amendment to Acquisition Agreement, on November 18, 2008, the Company entered into a second amendment to the Stock Sale Agreement to reduce the total number of Shares to be purchased by Shandong Group from 29,525,776 to 19,175,480 at a price of $.21 per share (the “Second Amendment to Stock Sale Agreement”). As a result of the Second Amendment to Stock Sale Agreement, the Company will cancel 10,350,296 Shares issued to Shandong Group and refund to Shandong Group $2,173,562 reflecting the difference between the purchase price of $6,200,413 under the Amendment to Stock Sale Agreement and the purchase price of $4,026,851 for the Shares under the Second Amendment to the Stock Sale Agreement. The 19,175,480 Shares purchased by Shandong Group represents approximately 22% of the issued and outstanding shares of common stock of the Company prior to the transaction.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

PROSPECTUS

__________________, 2009

10,196,590 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

          The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$397
Legal Fees and Expenses*	45,000
Accounting Fees and Expenses*	35,000
Financial Printing*	5,000
Transfer Agent Fees*	1,500
Blue Sky Fees and Expenses*	2,500
Miscellaneous*	1,000

TOTAL	$90,397

Item 14.	Indemnification of Directors and Officers.

The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

          (a)          the officer or director conducted himself or herself in good faith;

          (b)          his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

          (c)          in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In February 2006, we acquired the remaining 20% of Qufu which we did not own from Shandong Shengwang Pharmaceutical Co., Ltd., an accredited investor, in exchange for 5,000,000 shares of our common stock valued at $2,775,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In March 2006 we issued 140,000 shares of our common stock to China Direct Investments, Inc., an accredited investor, as compensation under a consulting agreement for advisory services rendered. We valued the shares at $32,200. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In March 2007, we sold 9,812,500 shares of our common stock and issued common stock purchase warrants to purchase an additional 9,812,500 shares of common stock to 18 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act resulting in gross proceeds to us of $4,121,250. We paid Skyebanc, Inc., an NASD member firm that acted as placement agent in the transaction, a cash fee of $15,960 and issued it warrants to purchase 38,000 shares of common stock as compensation for its services. We paid $25,000 to counsel for the investors as reimbursement for legal services rendered in connection with the offering. We also paid due diligence fees to certain investors or their advisors, as well as a fee to China Direct Investments, Inc. who advised us in the offering, which consisted of an aggregate of $151,305 in cash and common stock warrants to purchase a total of 943,250 shares of common stock.

In March 2007 we issued Capital One Resource Co., Ltd., an accredited investor and affiliate of China Direct Investments, Inc., 500,000 shares of our common stock as compensation under a consulting agreement for advisory services rendered under the terms of the agreement with China Direct Investments, Inc. We valued the shares at $215,000. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In April 2007 we issued Capital One Resource Co., Ltd., an accredited investor, 1,200,000 shares of our common stock as compensation under a consulting agreement for advisory services. We valued the shares at $600,000 based upon the fair market value of the shares on the date of issuance. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

In November 2008 we sold 19, 1745,480 shares of our common stock pursuant to the terms of the Stock Sale Agreement with Shengwang Group, an affiliate and an accredited investor, at a purchase price of $0.21 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. We received proceeds of $$4,026,851 and we did not pay any commissions or finder’s fees in this transaction.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (2)

3.3	By-Laws (1)

4.1	Form of Class A Common Stock Purchase Warrant **

5.1	Opinion of Schneider Weinberger & Beilly LLP **

10.1	Share Exchange Agreement dated April 30, 2004 between Network USA, Inc. and the shareholders of Sunwin Tech Group, Inc. (3)

10.2	Stock Purchase Agreement between Sunwin Tech Group, Inc., Qufu Natural Green Engineering Company, Limited and Shandong Shengwang Pharmaceutical Group Corporation (4)

10.3	2005 Equity Compensation Plan (5)

10.4	2006 Equity Compensation Plan (7)

10.5	Lease agreement dated October 1, 2002 between Shandong Shengwang Pharmaceutical Corporation and Qufu Natural Green Engineering Co., Ltd.(6)

Exhibit No.	Description

10.6	Lease agreement dated October 6, 2002 between Qufu LuCheng Chiya Resident Commitment and Qufu Natural Green Engineering Co., Ltd. (6)

10.7	Lease agreement dated April 1, 2004 between Qufu ShengDa Industry Co., Ltd. and Qufu Natural Green Engineering Co., Ltd. (6)

10.8	Form of Subscription Agreement **

10.9	Agreement dated as of June 30, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (8)

10.10

Amendment to Acquisition Agreement dated September 2, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (9)

10.11

Second Amendment to Acquisition Agreement dated November 18, 2008 between Qufu Natural Green Engineering Co., Ltd., Qufu Shengwang Stevia Biology and Science Co., Ltd. and Shandong Shengwang Group Co., Ltd. (11)

10.12	Stock Sale and Purchase Agreement dated as of June 30, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (8)

10.13	Amendment to Stock Sale Agreement dated September 2, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (9)

10.14	Second Amendment to Stock Sale Agreement dated November 18, 2008 between Sunwin International Neutraceuticals, Inc. and Shandong Shengwang Group Co., Ltd. (11)

10.15	Secured Promissory Note in the principal amount of $100,000 to China Direct Investments, Inc. (10)

10.16	Memo on debt to Qiang Ma (10)

14.1	Code of Ethics **

21.1	Subsidiaries of the registrant *

23.1	Consent of Sherb & Co. LLP *

23.2	Consent of Schneider Weinberger & Beilly LLP **

*	filed herewith
**	previously filed

(1)	Incorporated by reference to the Form 10-KSB for the fiscal year ended April 30, 2000.

(2)	Incorporated by reference to the Form 8-K/A as filed on July 30, 2004.

(3)	Incorporated by reference to the Report on Form 8-K as filed on May 12, 2004.

(4)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004.

(5)	Incorporated by reference to the Report on Form 8-K as filed on April 28, 2005.

(6)	Incorporated by reference to the Annual Report on Form 10-KSB/A for the fiscal year ended April 30, 2005.

(7)	Incorporated by reference to the registration statement on Form S-8, SEC File No. 333-132831.

(8)	Incorporated by reference to the Current Report on Form 8-K as filed on July 7, 2008.

(9)	Incorporated by reference to the Current Report on Form 8-K as filed on September 8, 2008.

(10)	Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended July 31, 2008.

(11)	Incorporated by reference to the Current Report on Form 8-K/A as filed on November 26, 2008.

Item 17.	Undertakings.

The registrant will:

          (1)     File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

                    (i)     Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii)     Include any additional or changed material information to the plan of distribution.

          (2)      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)     For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          i.     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          ii.     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5)     For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qufu, Shandong Province, China on January 12, 2009.

Sunwin International Neutraceuticals, Inc.

By:	/s/ Dongdong Lin

Dongdong Lin, Chief Executive Officer,
director, principal executive officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Laiwang Zhang	President and Chairman	January 12, 2009

Laiwang Zhang

/s/ Dongdong Lin	Chief Executive Officer, director,	January 12, 2009

Dongdong Lin	principal executive officer

/s/ Fanjun Wu	Chief Financial Officer and	January 12, 2009

Fanjun Wu	Principal accounting officer

/s/ Chengxiang Yan	Director	January 12, 2009

Chengxiang Yan

Index to Exhibits

Exhibit No.	Description

21.1	Subsidiaries of the registrant

23.1	Consent of Sherb & Co. LLP